PRELIMINARY COPY

                            HEALTHSOUTH CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                               April ____, 1998

     The  Annual  Meeting  of  Stockholders  of  HEALTHSOUTH   Corporation  (the
"Company") will be held at One HealthSouth Parkway, Birmingham, Alabama, on Thursday, May 21, 1998, at 2:00 p.m., C.D.T., for the following purposes:

       1. To elect twelve Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

       2. To vote upon an Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 600,000,000 shares of Common Stock, par value $.01 per share.

       3. To approve the 1998 Restricted Stock Plan of the Company.

       4. To vote upon a proposal submitted by Iron Workers' Local No. 25 Fringe Benefit Funds urging the Board of Directors to establish certain additional requirements for service on the Compensation Committee.

       5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     IF YOU CANNOT ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE AND EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO, BUT ATTENDANCE AT THE ANNUAL MEETING DOES NOT OF ITSELF SERVE TO REVOKE YOUR PROXY.

                                        ANTHONY J. TANNER
                                        Secretary

                                PRELIMINARY COPY

                             HEALTHSOUTH CORPORATION

                                 PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 21, 1998 or any adjournment thereof. A form of Proxy for use at the Annual Meeting is also enclosed. Any such Proxy may be revoked by a stockholder at any time before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Annual Meeting. A stockholder attending the Annual Meeting may revoke his Proxy and vote in person if he desires to do so, but attendance at the Annual Meeting will not of itself revoke the Proxy.

     The Company's principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243. The Company's telephone number is (205) 967-7116.

     Proxy materials will be mailed to stockholders by the Management of the Company on or about April 21, 1998. The Company has retained ChaseMellon
Shareholder Services, L.L.C. to solicit proxies on its behalf and will pay ChaseMellon Shareholder Services, L.L.C. a fee of 9,500 for those services. The Company will reimburse ChaseMellon Shareholder Services, L.L.C. for out-of-pocket expenses incurred in connection with such solicitation. Additional solicitation may be made by mail, telephone or telegram by the officers or regular employees of the Company, who will receive no additional compensation therefor. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The entire expense of solicitation, including the cost of preparing, assembling and mailing the proxy materials, will be borne by the Company.

     The purposes of the Annual Meeting of Stockholders are to (a) elect a Board of Directors to serve until the next Annual Meeting of Stockholders, (b) vote upon an Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 600,000,000 shares, (c) approve the 1998 Restricted Stock Plan of the Company and (d) vote upon a proposal submitted by Iron Workers' Local No. 25 Fringe Benefit Funds urging the Board of Directors to establish certain additional requirements for service on the Compensation Committee (the "Iron Workers' Proposal"). The Company is not aware at this time of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Shares represented by executed and unrevoked Proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders of the Company. Accordingly, abstentions and broker non-votes will not affect the votes to be taken on the election of Directors, the approval of the 1998 Restricted Stock Plan or the Iron Workers' Proposal, which require for approval the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Because the proposal to amend the Company's Restated Certificate of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock of the Company, abstentions and broker non-votes will be the equivalent of votes against this proposal.

     As to all matters that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him at the close of business on March 31, 1998. The holders of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. At March 31, 1998, the record date for the Annual Meeting, there were ____________ shares of Common Stock outstanding.

DISSENTERS' RIGHTS OF APPRAISAL

     There are no dissenters' rights of appraisal in connection with any vote of stockholders to be taken at the 1998 Annual Meeting of Stockholders.

PROPOSALS BY STOCKHOLDERS

     Any proposals by stockholders of the Company intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy by December ____, 1998.

                              ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     At the Annual Meeting, twelve Directors are to be elected. The Bylaws of the Company permit the Board of Directors to determine the number of Directors of the Company. Unless other instructions are specified, the enclosed Proxy will be voted in favor of the persons named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the election of each Director. In the event any of the nominees shall be unable to serve as a Director, it is the intention of the persons designated as proxies to vote for substitutes selected by the Board of Directors. The Board of Directors of the Company has no reason to believe that any of the nominees named below will be unable to serve if elected.

     The following table sets forth certain information concerning the twelve nominees for Director of the Company:


                                                         PRINCIPAL OCCUPATION
                                                          AND ALL POSITIONS                       A DIRECTOR
             NAME               AGE                        WITH THE COMPANY                         SINCE
------------------------------ ----- ----------------------------------------------------------- -----------
Richard M. Scrushy ...........  45   Chairman of the Board and Chief Executive Officer and          1984
                                     Director

Phillip C. Watkins, M.D. .....  56   Physician, Birmingham, Alabama, and Director                   1984
George H. Strong .............  71   Private Investor, Locust, New Jersey, and Director             1984
C. Sage Givens ...............  41   General Partner, Acacia Venture Partners, and Director         1985
Charles W. Newhall III .......  53   Partner, New Enterprise Associates Limited Partnerships,       1985
                                     and Director

James P. Bennett .............  40   President and Chief Operating Officer and Director             1993
Larry R. House ...............  54   Private Investor, Birmingham, Alabama, and Director            1993
Anthony J. Tanner ............  49   Executive Vice President -- Administration and Secre-          1993
                                     tary and Director

John S. Chamberlin ...........  70   Private Investor, Princeton, New Jersey, and Director          1993
P. Daryl Brown ...............  43   President -- HEALTHSOUTH Outpatient Centers and                1995
                                     Director

Joel C. Gordon ...............  69   Private Investor, Nashville, Tennessee, Consultant to the      1996
                                     Company and Director
Michael D. Martin ............  37   Executive Vice President, Chief Financial Officer and          1998
                                     Treasurer and Director

     Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also Chairman of the Board of MedPartners, Inc., a publicly-traded physician practice management company for which he also served as Acting Chief Executive Officer from January 16 through March 18, 1998, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations and is a principal of 21st Century Health Ventures L.L.C., a private equity investment fund sponsor.

     Phillip C. Watkins, M.D., FACC, is and has been for more than five years in the private practice of medicine in Birmingham, Alabama. A graduate of The Medical College of Alabama, Dr. Watkins is a Diplomate of the American Board of Internal Medicine. He is also a Fellow of the American College of Cardiology and the Subspecialty Board of Cardiovascular Disease.

     George H. Strong retired as senior vice president and chief financial officer of Universal Health Services, Inc. in December 1984, a position he held for more than six years. Mr. Strong is a private investor and continued to act as a Director of Universal Health Services, Inc., a publicly-traded hospital management corporation, until 1993. Mr. Strong is also a director of Core Funds, a public mutual fund group, Integrated Health Services, Inc., a publicly-traded healthcare corporation, and AmeriSource, Inc., a large drug wholesaler.

     C. Sage Givens is a general partner of Acacia Venture Partners, a private venture capital fund capitalized at $66,000,000. From 1983 to June 30, 1995, Ms. Givens was a general partner of First Century Partners, a private venture capital fund capitalized at $100,000,000. Ms. Givens managed the fund's healthcare investments. Ms. Givens serves on the boards of directors of PhyCor, Inc. and UroHealth Systems, Inc., both publicly-traded healthcare corporations, and several privately-held healthcare companies.

     Charles W. Newhall III is a general partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of Integrated Health Services, Inc., MedPartners, Inc. and Opta Food Ingredients, Inc., all of which are publicly-traded corporations.

     James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, again to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993, and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as Vice President -- Operations, Chief Financial Officer, Secretary and director. Mr. Bennett served as certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.

     Larry R. House served as Chairman of the Board, President and Chief Executive Officer of MedPartners, Inc. a publicly-traded physician practice management firm, from August 1993 until January 16, 1998. Mr. House was elected a Director of the Company in February 1993. At the same time he became President -- HEALTHSOUTH International, Inc. and New Business Ventures, a position which he held until August 31, 1994, when he terminated his employment with the Company to concentrate on his duties at MedPartners. Mr. House joined the Company in September 1985 as Director of Marketing, subsequently served as Senior Vice President and Chief Operating Officer of the Company, and in June 1992 became President and Chief Operating Officer -- HEALTHSOUTH Medical Centers. Prior to joining the Company, Mr. House was president and chief executive officer of a provider of clinical contract management services for more than ten years.

     Anthony J. Tanner, Sc.D., a management founder, serves as Executive Vice President -- Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984,

Mr. Tanner was with Lifemark Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

     P. Daryl Brown joined the Company in April 1986 and served until June 1992 as Group Vice President -- Outpatient Operations. He became President -- HEALTHSOUTH Outpatient Centers in June 1992, and was elected as a Director in March 1995. From 1977 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including Chief Operating Officer, Administrative Director for Financing and Administration and Controller.

     John S. Chamberlin retired in 1988 as president and chief operating officer of Avon Products, Inc., a position he had held since 1985. From 1976 until 1985, he served as chairman and chief executive officer of Lenox, Incorporated, after 22 years in various assignments for General Electric. From 1990 to 1991, he served as chairman and chief executive officer of New Jersey Publishing Co. Mr. Chamberlin is chairman of the board of Life Fitness Company and WNS, Inc., and is a director of The Scotts Company and UroHealth Systems, Inc. He is a member of the Board of Trustees of the Medical Center at Princeton and is a trustee of the Woodrow Wilson National Fellowship Foundation.

     Joel C. Gordon served as Chairman of the Board of Directors of SCA from its founding in 1982 until January 17, 1996, when SCA was acquired by the Company. Mr. Gordon also served as Chief Executive Officer of SCA from 1987 until January 17, 1996. Mr. Gordon serves on the boards of directors of Genesco, Inc., an apparel manufacturer, and SunTrust Bank of Nashville, N.A.

     Michael D. Martin joined the Company in October 1989 as Vice President and Treasurer, and was named Senior Vice President -- Finance and Treasurer in February 1994 and Executive Vice President -- Finance and Treasurer in May 1996. In October 1997, he was additionally named Chief Financial Officer of the Company, and in March 1998, he was named a Director of the Company. From 1983 through September 1989, Mr. Martin specialized in healthcare lending with AmSouth Bank N.A., Birmingham, Alabama, where he was a Vice President immediately prior to joining the Company. Mr. Martin is a Director of Capstone Capital, Inc. and MedPartners, Inc. and is a principal of 21st Century Health Ventures.

     Directors hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

MANAGEMENT MATTERS

     There are no arrangements or understandings known to the Company between any of the Directors, nominees for Director or executive officers of the Company and any other person pursuant to which any such person was elected as a Director or an executive officer, except the Employment Agreement between the Company and Richard M. Scrushy described under "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" in this Proxy Statement and except that Mr. Gordon was initially named to the Board of Directors under the terms of the merger agreement pursuant to which the Company acquired SCA. There are no family relationships between any Directors, nominees for Director or executive officers of the Company. The Board of Directors of the Corporation held a total of eight meetings during 1997.

     There are no employment contracts between the Company and any executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation -- General", other than the
Employment Agreement with Richard M. Scrushy described under "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" in this Proxy Statement. Except for such Employment Agreement and except for the broad-based retirement plans of the Company described under "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan" and the Executive Deferred Compensation Plan of the Company described under "Executive Compensation and

Other Information -- Deferred Compensation Plan", there are no compensatory plans or arrangements with respect to any such executive officer which result or will result from the resignation or retirement of such executive officer or any other termination of such executive officer's employment with the Company and its subsidiaries or from a change in control of the Company or from a change in such executive officer's responsibilities following a change in control of the Company.

     The Audit and Compensation Committee of the Board is responsible for reviewing all reports from the Company's auditors, monitoring internal controls and reviewing the Company's compensation program, as well as administering the Company's stock option plans. On May 1, 1997, C. Sage Givens, George H. Strong and Phillip C. Watkins, all of whom are outside Directors, were appointed to serve on this committee for a period of one year or until their successors are appointed. They continue to serve in such capacity. This committee held two meetings and acted twice by unanimous written consent during 1997.

     On August 14, 1997, the Board of Directors established a Corporate Compliance Committee of the Board of Directors, which is responsible for establishing and reviewing the Company's Corporate Compliance Program and otherwise ensuring that the Corporation operates in compliance with federal, state and local laws and regulations. At that time, Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, James P. Bennett, President and Chief Operating Officer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, and John S. Chamberlin, Joel C. Gordon, and Charles W. Newhall III, all of whom are outside directors, were appointed to serve on this committee, with Mr. Tanner appointed as Chairman and Compliance Officer. Members of the committee serve for a period of one year or until their successors are appointed. This committee held one meeting in 1997.

     The Company has no other standing audit, nominating or compensation committees of the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that for the period from January 1, 1997 through December 31, 1997, all of its officers, Directors and greater-than-10% beneficial owners complied with
Section 16(a) filing requirements applicable to them, except as set forth below.

     Joel C. Gordon, a Director of the Company, failed to timely report three open market sales aggregating 15,000 shares of the Company's Common Stock in December 1995, which sales were reported on Form 5 in February 1998. The sales were made by a trust of which Mr. Gordon is a trustee. George H. Strong, a Director of the Company, failed to timely report a sale of 40,000 shares of Common Stock by a trust of which he is a trustee in September 1997, which sale was reported on Form 5 in February 1998. Charles W. Newhall III, a Director of the Company, failed to timely report a sale of 61 shares of Common Stock in February 1996, a sale of 30,133 shares of Common Stock in March 1996, and a sale of 30,440 shares of Common Stock in January 1997, each of which sales was reported on Form 4 in November 1997. The Company has consulted with the foregoing persons concerning their obligations to comply with Section 16(a).

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     At a meeting of the Board of Directors of the Company on, March 6, 1998, the Board of Directors approved an Amendment (the "Amendment") to Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 500,000,000 to 600,000,000 shares of Common Stock, par value $.01 per share. Such approval was subject to the approval of the Amendment by the holders of a majority of the outstanding shares of Common Stock.

     In connection with such proposal, the following resolution will be introduced at the Annual Meeting:

       RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of this Corporation be amended to read as follows:

        "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Six Hundred One Million Five Hundred Thousand (601,500,000) shares, consisting of Six Hundred Million (600,000,000) shares of Common Stock, par value One Cent ($.01) per share, and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value Ten Cents ($.10) per share."

INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors recommends that the Company's stockholders approve the proposed Amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock of the Company to 600,000,000 shares of Common Stock, par value $.01 per share, because it considers such proposal to be in the best long-term and short-term interests of the Company, its stockholders and its other constituencies. The proposed increase in the number of shares of authorized Common Stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes. The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special stockholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

     Except for issuance in connection with the various convertible debentures, stock options and stock purchase warrants referred to in this Proxy Statement, the Company does not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any of the remaining additional shares of Common Stock which would be authorized by the proposed Amendment to the Restated Certificate of Incorporation.

     Under the Restated Certificate of Incorporation, the Corporation presently has authority to issue 500,000,000 shares of Common Stock, par value $.01 per share, of which _____________ shares were issued and outstanding on March 31, 1998. In addition, as of March 31, 1998, approximately (a) 13,651,877 shares of Common Stock were reserved for issuance upon conversion of the Company's 3.25% Convertible Subordinated Debentures due 2003, (b) ____________ shares of Common Stock were reserved for issuance under the Company's Stock Option Plans, under which options to purchase a total of _____________ shares of Common Stock were outstanding, and (c) 980,542 shares were reserved for issuance pursuant to the exercise of outstanding stock purchase warrants. Approximately _________ shares were available for issuance on March 31, 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that stockholders vote FOR the adoption of the Amendment to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock to 600,000,000 shares of Common Stock, par value $.01 per share. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be necessary for the approval of the Amendment to the Restated Certificate of Incorporation.


                          1998 RESTRICTED STOCK PLAN


GENERAL

     The Company's Board of Directors has adopted the 1998 Restricted Stock Plan for the Company's executives and other key employees of the Company and its subsidiaries. The 1998 Restricted Stock Plan is intended to advance the Company's interests by providing such persons with additional incentives to promote the success of the Company's business, to increase their proprietary interest in the success of the Company and to encourage them to remain in the Company's employ. Management believes that the 1998 Restricted Stock Plan is a necessary tool to help the Company compete effectively with other enterprises for the services of new employees and to retain key employees, all as may be required for the future development of the Company's business. Management intends for the 1998 Restricted Stock Plan to complement the stock option plans of the Company described herein. See "Executive Compensation -- Stock Option Plans".

     It should be noted that each officer and employee of the Company has, by reason of being eligible to receive awards under the 1998 Restricted Stock Plan, an interest in seeing that the 1998 Restricted Stock Plan is adopted by the stockholders.

     Set forth below is a summary of the major features of the 1998 Restricted Stock Plan. This summary does not purport to be a complete statement of all the provisions of the 1998 Restricted Stock Plan, and is qualified in its entirety by the text of the composite copy of the 1998 Restricted Stock Plan attached to this Proxy Statement as Appendix A.

COMMON STOCK SUBJECT TO THE 1998 RESTRICTED STOCK PLAN

     The aggregate number of shares of Common Stock covered by the 1998 Restricted Stock Plan is 3,000,000 shares. Shares issued pursuant to awards under the 1998 Restricted Stock Plan may be either authorized but unissued shares or shares re-acquired by the Company. If, on or prior to the termination of the 1998 Restricted Stock Plan, an award granted thereunder expires or is terminated for any reason without having vested in full, the unvested shares covered thereby will again become available for the grant of awards under the 1998 Restricted Stock Plan. The maximum number of shares of Common Stock for which any individual may be granted awards under the 1998 Restricted Stock Plan during any calendar year is 100,000.

ADMINISTRATION OF THE 1998 RESTRICTED STOCK PLAN

     The 1998 Restricted Stock Plan is administered by the Audit and Compensation Committee of the Board of Directors (the "Committee"), each member of which is an outside director. The Committee has full and exclusive authority to determine the grant of awards under the 1998 Restricted Stock Plan. Currently, Phillip C. Watkins, M.D., C. Sage Givens and George H. Strong serve as the Committee.

AWARDS OF RESTRICTED STOCK UNDER THE 1998 RESTRICTED STOCK PLAN

     Each award granted under the 1995 Plan shall be granted pursuant to and subject to the terms and conditions of a restricted stock agreement (a
"Restricted Stock Agreement") to be entered into between the Company and the optionholder at the time of such award. Any such Restricted Stock Agreement shall incorporate by reference all of the terms and provisions of the 1998 Restricted Stock Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Committee.

     During a period set by the Committee of not less than one year nor more than ten years commencing with the date of an award under the Restricted Stock Plan (the "Restriction Period"), a participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose of the shares of Common Stock subject to such award. Within these limits, the Committee may provide for the vesting of awards and the lapse of such restrictions in installments based upon the passage of time, the achievement by the Company of certain identified performance goals, or the occurrence of other events, or any combination thereof, all as the Committee deems appropriate. Except as otherwise provided in the 1998 Restricted Stock Plan or a particular Restricted Stock Agreement, upon termination of a participant's employment for any reason during the Restriction Period, all shares awarded to such participant and still subject to restrictions shall be forfeited by the participant and be reacquired by the Company, without consideration or payment therefor.

     In the event of a "Change in Control" (as defined), of the Company, awards under the 1998 Restricted Stock Plan will become immediately vested in full. A "Change in Control" is defined to include the acquisition of more than 25% of the outstanding voting securities of the Company by a single person or group, the election to the Board of Directors of persons constituting a majority of the Board of Directors who are not "Incumbent Directors" (as defined), or the approval by the stockholders of the Company of (i) a merger, reorganization or similar transaction which results in the then-current stockholders of the Company owning less than 75% of the combined voting power of the reorganized or merged entity, (ii) the liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company. These provisions of the 1998 Restricted Stock Plan may have some deterrent effect on certain mergers, tender offers or other takeover attempts, thereby having some potential adverse effect on the market price of the Company's Common Stock. In addition, in the event of a participant's retirement, disability or death, all restrictions with respect to such participant's awards shall lapse; provided, however, in the case of retirement, the Committee may determine that such restriction shall not lapse as to all or a portion of an award or that all or any of the shares subject to restriction shall be forfeited.

     Awards granted under the 1998 Restricted Stock Plan shall be assignable or transferable prior to vesting only by will or pursuant to the laws of descent and distribution, except that a participant may transfer shares granted under the Restricted Stock Plan to one or more members of such participant's immediate family, to a partnership consisting only of such members of such participant's immediate family, or to a trust all of the beneficiaries of which are members of the participant's immediate family. Except as otherwise provided in the 1998 Restricted Stock Plan or a particular Restricted Stock Agreement, a participant shall have with respect to the shares of Common Stock covered by an award all of the rights of a stockholder of the Company, including the right to vote such shares and receive dividends and other distributions thereon.

EXPIRATION, TERMINATION AND AMENDMENT OF THE 1998 RESTRICTED STOCK PLAN

     The 1998 Restricted Stock Plan will terminate on the earliest of (a) May 20, 2008, (b) the date on which all shares of Common Stock reserved for issuance under the 1998 Restricted Stock Plan shall have been issued and are fully vested thereunder, or (c) such earlier time as the Board of Directors may determine. Any award outstanding under the 1998 Restricted Stock Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the 1998 Restricted Stock Plan.

     The 1998 Restricted Stock Plan may, at any time or from time to time, be terminated, modified or amended by the stockholders of the Company by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote. The Board of Directors may, insofar as permitted by law, from time to time with respect to any shares of Common Stock at the time not subject toawards, suspend or discontinue the 1998 Restricted Stock Plan or revise or amend it in any respect whatsoever, except that, without approval of the stockholders of the Company, no such revision or amendment shall increase the number of shares subject to the 1998 Restricted Stock Plan, extend the period during which awards may be vested, or change the provisions relating to adjustment to be made upon changes in capitalization. Subject to the provisions described above, the Board of Directors has the power to amend the 1998 Restricted Stock Plan and any outstanding awards granted thereunder in such respects as the Board of Directors shall, in its sole discretion, deem advisable in order to incorporate in the 1998 Restricted Stock Plan or any such award any new provision or change designed to comply with or take advantage of requirements or provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or other statute, or rules or regulations of the Internal Revenue Service or other federal or state governmental agency enacted or promulgated after the adoption of the 1998 Restricted Stock Plan.

FEDERAL TAX CONSEQUENCES

     Pursuant to the Code, a participant under the 1998 Restricted Stock Plan must pay personal income taxes on an amount equal to the fair market value of the shares subject to an award determined at the first time that such shares are not subject to a substantial risk of forfeiture. Thus, with respect to an award which vests in installments, a participant will normally incur taxable income with respect to the vested portion of an award at the time when such portion becomes vested, based upon the fair market value of such vested portion at such time. Alternatively, such participant may, within 30 days of the date of such award, make an election to include in his taxable income the fair market value of the shares underlying such award at the date of grant, without taking into account the restrictions on the award. The Company will generally be entitled to a tax deduction in a like amount during the Company's tax year in which the participant recognizes taxable income as a result of the award. The basis of the participant in the shares underlying the award will be equal to the fair market value of such shares on the date on which such participant recognizes taxable income. A subsequent sale of such shares by the participant will result in a long- or short-term capital gain or loss depending upon the total period of time that such shares are held by such participant.

NEW PLAN BENEFITS

     No awards have been made under the 1998 Restricted Stock Plan. The number of shares covered by particular awards to be made under the 1998 Restricted Stock Plan is not determinable at this time.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Management recommends a vote FOR the adoption of the 1998 Restricted Stock Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present or represented and entitled to vote at the Annual Meeting will be necessary for stockholder approval of the 1998 Restricted Stock Plan.

                             STOCKHOLDER PROPOSAL

THE IRON WORKERS' PROPOSAL

     Iron Workers' Local No. 25 Fringe Benefit Funds, 25130 Trans X Drive, Novi, Michigan 48375-2438, claiming beneficial ownership of "over 20,000 shares" of the Company's Common Stock through Iron Workers' Local No. 25 Pension Fund, has submitted the proposal set forth below (the "Iron Workers' Proposal", as defined above).



                             "SHAREHOLDER PROPOSAL

     "The shareholders urge that the Board of Directors adopt a policy that no board member shall serve on the Compensation Committee if he or she is not an independent director. For these purposes, the Board shall adopt the following definition of independence -- based on a definition adopted by the Council of Institutional Investors -- to mean a director who:

     1. has not been employed by the Company or an affiliate in an executive capacity;

     2. has not been a member of a corporation or firm that is one of the Company's paid advisors or consultants;

     3. has not been employed by a significant customer or supplier to the Company;

     4. has not had personal services contract with the Company or its affiliates;

     5. has not been employed by a foundation or university that receives grants or endowments from the Company;

     6. is not a relative of an executive of the corporation or its affiliates;

     7. has not been part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another corporation that employs the director;

     8. and has not had any personal, financial and/or professional relationships with the CEO, other executive officers, or the Company that would interfere with the exercise of independent judgment by such director.


                             "SUPPORTING STATEMENT

     "The purpose of this proposal is to incorporate within the Audit and Compensation Committee a standard of independence that will permit objective decision making on compensation issues at HEALTHSOUTH. While HEALTHSOUTH does require that directors meet a minimal standard of independence to serve on the committee, this standard is not sufficient to ensure that a director is free of relationships that could diminish his or her independent judgment. Currently, there are two directors on the Committee with conflict of interest issues.

     "According to real estate assessment records in Monroe County, Florida, Dr. Phillip Watkins and CEO Richard Scrushy jointly own property in Key Colony Beach, a resort area in the Florida Keys. The property was purchased in June 1994 by Dr. Watkins and Mr. Scrushy for approximately $400,000. Dr. Watkins also owns a yacht registered in Key Colony Beach.

     "HEALTHSOUTH has arranged a credit agreement with Nationsbank allowing the company to invest up to $5 Million in Acacia Venture Partners, a private venture capital fund. C. Sage Givens is a founder and the managing general partner of Acacia Venture Partners.

     "Additionally,  Givens' firm  recently  invested $4 Million in Managed Care
USA, a company specializing in managing worker's compensation claims. As reported in the Charlotte Business Journal, Ms. Givens helped to secure a national contract between Managed Care USA and HEALTHSOUTH through her position on the Board.

     "Shareholders are best served if Committee members are truly independent. This is especially important considering the large compensation packages awarded to executive officers of HEALTHSOUTH. Richard Scrushy, earning over $22 Million in 1996, is among the top overpaid CEO's in the nation according to Graef Crystal, a leading executive compensation expert."

RESPONSE OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote AGAINST the Iron Worker's Proposal, for the reasons set forth below.

     The Company's Board of Directors agrees that decisions concerning the compensation of executive officers should be made by a committee of independent directors. The Board believes that each of the members of the Audit and Compensation Committee is, in fact, independent, and a valuable member of the Committee. The Board further believes that the arbitrary standard suggested by the proposal is unworkable when applied to a large, national business such as that of the Company and would in fact deprive the Committee of expert independent judgment and substantial institutional knowledge of the Company and its business.

     The current members of the Committee have all been directors of the Company since prior to its initial public offering in 1986, and (with the exception of Ms. Givens, who was named to the Committee in 1989) have served on the Committee for more than 10 years. Each member of the Committee meets the definition of independence adopted by the New York Stock Exchange, which excludes any director who has "any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment. Further, each member meets the more stringent test of being an "outside director" under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (which regulations provide, among other things, that an outside director cannot be a current employee, a former employee receiving compensation for prior services (subject to certain exceptions), a current or former officer of the corporation, or a person who receives (or is entitled to receive) remuneration from the corporation in any capacity other than as a director).

     The Board of Directors believes that the arbitrary requirements proposed under the Iron Workers' Proposal are unnecessary and inappropriate in that, unlike the standards imposed by the New York Stock Exchange and the Internal Revenue Code, such requirements would, for example, presume that a director was not independent because that director was an employee of a company that engaged in arm's-length commercial transactions with the Company in the ordinary course of business, or of a foundation or university that received grants or endowments from the Company. The Company operates in all 50 states, the United Kingdom and Australia, and as a consequence has customer or supplier relationships with a wide range of other companies around the world which may or may not meet the undefined and subjective standard of being "significant." Likewise, as part of its policy of corporate stewardship, the Company provides support to a number of charitable foundations and educational institutions around the country. The arbitrary requirements contained in the Iron Workers' Proposal would, without further inquiry into the substantive independence of the directors, automatically bar any employees of such companies, foundations and institutions from serving on the Committee, potentially depriving the Committee of knowledgeable and experienced insight into the matters facing it.

     With respect to the current members of the Committee, the Board of Directors takes strong issue with the suggestion that any of them lack independence. The Board certainly does not believe that the former joint ownership of vacation property by Dr. Watkins and Mr. Scrushy (which joint ownership was terminated in 1997) has in any way influenced Dr. Watkins's judgment, nor does the Board understand the significance of the statement concerning Dr. Watkins's yacht. The Company, along with numerous pension funds, university endowments and other institutional investors, has made an investment in Acacia Venture Partners, and such investment is one of many permitted under the Company's principal credit agreement. Such investment is not material to the Company. In addition, the Board does not understand why the proponents apparently find it troublesome that Ms. Givens has utilized her role to assist the Company in obtaining a potentially valuable managed care contract for the Company.

     The Board of Directors believes that the existing standards for independence of the Audit and Compensation Committee are consistent with industry standards and with the best interests of the Company's stockholders, and that the requirements set forth in the Iron Workers' Proposal would impose arbitrary and unnecessary limitations that could deprive the Company and its stockholders of valuable present and future members of the Committee. The Board further notes that the existing members of the Committee bring a wealth of knowledge about the Company and the healthcare industry to bear on the Committee's decisions, and that the compensation plans developed and implemented by the Committee have enabled the Company to attract and retain a management team that has led the Company to become the only healthcare services provider to operate facilities in all 50 states, to a record of 46 consecutive quarters of meeting or exceeding analysts' expectations, to become part of the S&P 500 only 13 years from inception, and to become the nation's largest provider of outpatient surgery and rehabilitative healthcare services. The Board believes that its existing policies with respect to the Audit and Compensation Committee have served the Company and its stockholders well, and that the Iron Workers' Proposal is unnecessary and inadvisable.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote AGAINST the Iron Workers' Proposal. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present or represented and entitled to vote at the Annual Meeting will be necessary for stockholder approval of the Iron Workers' Proposal.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION -- GENERAL

     The following table sets forth compensation paid or awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered to the Company and its subsidiaries in 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE



                                            ANNUAL COMPENSATION              LONG-TERM COMPENSATION

                                   --------------------------------------   -------------------------
                                                             BONUS/ANNUAL      STOCK       LONG-TERM          ALL
                                                              INCENTIVE        OPTION      INCENTIVE       OTHER COM-

   NAME AND PRINCIPAL POSITION      YEAR        SALARY          AWARD          AWARDS       PAYOUTS       PENSATION(1)
--------------------------------   ------   -------------   -------------   -----------   -----------   ---------------
Richard M. Scrushy                 1995      $1,748,646      $ 5,000,000     2,000,000        --          $ 650,108
Chairman of the Board              1996       3,391,775        8,000,000     1,500,000        --             34,286(2)
and Chief Executive Officer(3)     1997       3,398,999       10,000,000     1,300,000        --             21,430
James P. Bennett                   1995         382,528          600,000       300,000        --              7,985
President and Chief                1996         496,590          800,000       200,000        --             32,106(2)
Operating Officer                  1997         639,161        1,500,000       700,000        --             10,158
Michael D. Martin                  1995         176,746          500,000       170,000        --              7,919
Executive Vice President,          1996         281,644          750,000       120,000        --             31,586(2)
Chief Financial Officer            1997         359,672        2,000,000       450,000        --              9,700
and Treasurer
P. Daryl Brown                     1995         274,582          310,000       260,000        --              8,580
President -- HEALTHSOUTH           1996         335,825          400,000       100,000        --             11,181
Outpatient Centers                 1997         370,673          450,000       250,000        --             10,737
Anthony J. Tanner                  1995         249,438          300,000       200,000        --              8,728
Executive Vice President --        1996         298,078          350,000       100,000        --              7,763
Administration and Secretary       1997         371,114          450,000       450,000        --              9,817


----------
(1) Includes car allowances of $500 per month for Mr. Scrushy and $350 per month for the other Named Executive Officers. Also includes (a) matching contributions under the Company's Retirement Investment Plan for 1995, 1996 and 1997, respectively, of: $292, $708 and $791 to Mr. Scrushy; $900, $1,425
    and $1,425 to Mr.  Bennett;  $900,  $1,371 and $1,324 to Mr.  Martin;  $900,
    $1,897 and $1,319 to Mr. Brown; and $2,044, $1,290 and $1,215 to Mr. Tanner;
    (b) awards under the Company's Employee Stock Benefit Plan for 1995, 1996 and 1997, respectively, of $1,626, $3,389 and $2,889 to Mr. Scrushy; $1,626,
    $3,387 and $2,889 to Mr. Bennett;  $1,626,  $3,386 and $2,889 to Mr. Martin;
    $1,626,  $3,389 and $2,889 to Mr. Brown; and $509,  $1,276 and $2,889 to Mr.
    Tanner; and (c) split-dollar life insurance premiums paid in 1995, 1995 and 1997 of $2,190, $2,312 and $11,750 with respect to Mr. Scrushy; $1,109,
    $1,217 and $1,644 with respect to Mr. Bennett; $1,193, $752 and $1,287 with respect to Mr. Martin; $1,854, $1,695 and $2,329 with respect to Mr. Brown; and $1,975, $997 and $1,513 to Mr. Tanner. See "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan".

(2) In addition to the amounts described in the preceding footnote, includes the conveyance of real property valued at $640,000 to Mr. Scrushy in 1995, and the forgiveness of loans in the amount of $21,877 each owed by Messrs. Scrushy, Bennett and Martin in 1996.

(3) Salary amounts for Mr. Scrushy include monthly incentive compensation amounts payable upon achievement of certain budget targets. See "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation".

STOCK OPTION GRANTS IN 1997


                                                   INDIVIDUAL GRANTS
                               ---------------------------------------------------------
                                               % OF TOTAL
                                                 OPTIONS
                                NUMBER OF      GRANTED TO       EXERCISE
                                 OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION        GRANT DATE
            NAME                 GRANTED       FISCAL YEAR     PER SHARE        DATE        PRESENT VALUE (1)
----------------------------   -----------   --------------   -----------   ------------   ------------------
Richard M. Scrushy .........    600,000             8.9%       $  20.125      2/29/07          $ 6,690,000
                                700,000           10.47%          23.625      8/14/07            9,163,000
James P. Bennett ...........    350,000             5.2%          20.125      2/28/07            3,902,500
                                350,000             5.2%          23.625      8/14/07            4,581,500
Michael D. Martin ..........    150,000             2.2%          20.125      2/28/07            1,672,500
                                300,000             4.5%          23.625      8/14/07            3,927,000
P. Daryl Brown .............    100,000             1.5%          20.125      2/28/07            1,115,000
                                150,000             2.2%          23.625      8/14/07            1,963,500
Anthony J. Tanner ..........    150,000             2.2%          20.125      2/28/07            1,672,500
                                300,000             4.5%          23.625      8/14/07            3,927,000

----------
(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables, including the following: (i) stock price volatility is assumed to be 38%; (ii) the risk-free rate of return is assumed to be 5.69%; (iii) dividend yield is assumed to be 0; and
    (iv) the time of exercise is assumed to be 8.4 years from the date of grant.

STOCK OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997


                                  NUMBER                                                              VALUE OF UNEXERCISED
                                OF SHARES                      NUMBER OF UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 ACQUIRED                        AT DECEMBER 31, 1997 (1)           AT DECEMBER 31, 1997 (2)
                                    ON            VALUE       -------------------------------   --------------------------------
            NAME                 EXERCISE       REALIZED       EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------------   -----------   --------------   -------------   ---------------   ---------------   --------------
Richard M. Scrushy .........    4,000,000     $93,384,947      11,172,524              --        $216,170,768               --
James P. Bennett ...........      250,000       5,369,011       1,310,000              --          14,730,175               --
Michael D. Martin. .........      123,000       2,050,069         570,000          60,000           3,757,500       $1,162,500
P. Daryl Brown .............      147,000       2,882,846       1,038,000              --          18,262,098               --
Anthony J. Tanner ..........      270,000       6,198,039         940,000              --          11,960,075               --

----------
(1) Does not reflect any options granted and/or exercised after December 31, 1997. The net effect of any such grants and exercises is reflected in the table appearing under "Principal Stockholders".

(2) Represents the difference between market price of the Company's Common Stock and the respective exercise prices of the options at December 31, 1997. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the Common Stock at the time of any such exercise and thus are dependent upon future performance of the Common Stock.

STOCKHOLDER RETURN COMPARISON (1)

     Set forth below is a line graph comparing the total returns of the Company's Common Stock, the Standard & Poor's 500 (S&P 500) Index and a peer group index ("Rehab Index") compiled by the Company, consisting of Tenet Healthcare Corporation and NovaCare, Inc., publicly-traded healthcare companies whose businesses are similar in some respects to that of the Company. The graph assumes $100 invested on December 31, 1992, in HEALTHSOUTH Common Stock and each of the indices. The Rehab Index has been weighted for market capitalization, and the Company assumes reinvestment of dividends for purposes of the graph.

                                 [INSERT GRAPH]


 DECEMBER 31     HEALTHSOUTH     S&P 500     REHAB INDEX

-------------   -------------   ---------   ------------
     1992            100          100            100
     1993             96          110             98
     1994            138          111             92
     1995            221          153            147
     1996            293          188            172
     1997            421          252            254

----------


(1) In previous proxy statements of the Company, the Rehab Index included Continental Medical Systems, Inc. ("CMS"). In May 1995, CMS was acquired by Horizon Healthcare Corporation, which was the surviving corporation in the merger. Because CMS was not publicly traded during all of 1995 or thereafter, data relating to CMS has been deleted from the Rehab Index for all periods.


STOCK OPTION PLANS

     Set forth below is information concerning the various stock option plans of the Company at December 31, 1997. All share numbers and exercise prices have been adjusted to reflect the Company's March 1997 two-for-one stock split.

1984 Incentive Stock Option Plan

     The Company had a 1984 Incentive Stock Option Plan (the "ISO Plan"), intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), covering an aggregate of 4,800,000 shares of Common Stock. The ISO Plan expired on February 28, 1994, in accordance with its terms. As of December 31, 1997, there were outstanding under the ISO Plan options to purchase 19,702 shares of the Company's Common Stock at prices ranging from $2.52 to $3.7825 per share. All such options remain in full force and effect in accordance with their terms and the ISO Plan. Under the ISO Plan, which was administered by the Board of Directors, key employees could be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant (or 110% of fair market value in the case of a 10% stockholder/ grantee). The outstanding options granted under the ISO Plan must be exercised within ten years from the date of grant, are cumulatively exercisable with respect to 25% of the shares covered thereby after the expiration of each of the first through the fourth years following the date of grant, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months after termination of employment, unless such termination is by reason of death.

1988 Non-Qualified Stock Option Plan

     The Company also has a 1988 Non-Qualified Stock Option Plan (the "NQSO Plan") covering a maximum of 4,800,000 shares of Common Stock. As of December 31, 1997, there were outstanding under the NQSO Plan options to purchase 57,300 shares of the Company's Common Stock at prices ranging from $8.375 to $16.25 per share. The NQSO Plan, which is administered by the Audit and Compensation Committee of the Board of Directors, provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. The NQSO Plan expires on February 28, 1998. Options granted pursuant to the NQSO Plan have a ten-year term are exercisable at any time during such period, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.

1989, 1990, 1991, 1992, 1993, 1995 and 1997 Stock Option Plans

     The Company also has a 1989 Stock Option Plan (the "1989 Plan"), a 1990 Stock Option Plan (the "1990 Plan"), a 1991 Stock Option Plan (the "1991 Plan"), a 1992 Stock Option Plan (the "1992 Plan"), a 1993 Stock Option Plan (the "1993 Plan"), a 1995 Stock Option Plan (the "1995 Plan") and a 1997 Stock Option Plan (the "1997 Plan"), under each of which incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. The 1989, 1990, 1991, 1992, 1993 and 1995 Plans cover a maximum of 2,400,000 shares, 3,600,000 shares, 11,200,000 shares, 5,600,000 shares, 5,600,000 shares, 15,134,463 (to be increased by 0.9% of the outstanding Common Stock of the Company on each January 1, beginning January 1, 1996) shares and 5,000,000 shares, respectively, of the Company's Common Stock. As of December 31, 1997, there were outstanding options to purchase an aggregate of 27,213,453 shares of the Company's Common Stock under such Plans at exercise prices ranging from $2.52 to $23.625 per share. An additional 4,783,021 shares were reserved for future grants under such Plans. Each of the 1989, 1990, 1991, 1992, 1993, 1995 and 1997 Plans is administered in the same manner as the NQSO Plan and provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. The 1989, 1990, 1991, 1992, 1993, 1995 and 1997 Plans terminate on the earliest of (a) October 25, 1999, October 15, 2000, June 19, 2001, June 16, 2002, April 19, 2003, June 5,
2005 and April 30, 2007, respectively, (b) such time as all shares of Common Stock reserved for issuance under the respective Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier times as the Board of Directors of the Company may determine. Options granted under these Plans which are designated as ISOs contain vesting provisions similar to those contained in options granted under the ISO Plan and have a ten-year term. NQSOs granted under these Plans have a ten-year term. Options granted under these Plans are nontransferable except by will or pursuant to the laws of descent and distribution (except for certain permitted transfers to family members or charities), are protected against dilution and will expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.

1993 Consultants' Stock Option Plan

     The Company also has a 1993 Consultants' Stock Option Plan (the "1993 Consultants' Plan"), under which NQSOs may be granted, covering a maximum of 3,500,000 shares of Common Stock. As of December 31, 1997, there were outstanding under the 1993 Consultants' Plan options to purchase 1,509,750 shares of Common Stock at prices ranging from $3.375 to $23.625 per share. An additional 440,000 shares were reserved for grants under such Plans. The 1993
Consultants' Plan, which is administered by the Board of Directors, provides that certain non-employee consultants who provide significant services to the Company may be granted options to purchase shares of Common Stock at such prices as are determined by the Board of Directors or the appropriate committee. The 1993 Consultants' Plan terminates on the earliest of (a) February 25, 2003, (b) such time as all shares of Common Stock reserved for issuance under the 1993 Consultants' Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier time as the Board of Directors of the Company may determine. Options granted under the 1993 Consultants' Plan have a ten-year term. Options granted under the 1993 Consultants' Plan are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a consultant, unless such termination is by reason of death.

Other Stock Option Plans

     In connection with various major acquisitions, the Company assumed certain existing stock option plans of the acquired companies, and outstanding options to purchase stock of the acquired companies under such plans were converted into options to acquire Common Stock of the Company in accordance with the exchange ratios applicable to such mergers. At December 31, 1997, there were outstanding under these assumed plans options to purchase 3,896,820 shares of the Company's Common Stock at exercise prices ranging from $1.6363 to $53.8192 per share. No additional options are being granted under any such assumed plans.

RETIREMENT INVESTMENT PLAN

     Effective January 1, 1990, the Company adopted the HEALTHSOUTH Retirement Investment Plan (the "401(k) Plan"), a retirement plan intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they enter the 401(k) Plan. Eligible employees may elect to participate in the Plan on January 1 and July 1 in each year.

     Under the 401(k) Plan, participants may elect to defer up to 20% of their annual compensation (subject to nondiscrimination rules under the Internal Revenue Code). The deferred amounts may be invested among four options, at the participant's direction: a money market fund, a bond fund, a guaranteed insurance contract or an equity fund. The Company will match a minimum of 10% of the amount deferred by each participant, up to 4% of such participant's total compensation, with the matched amount also directed by the participant.

     Michael D. Martin, Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the 401(k) Plan, which is administered by the Company.

EMPLOYEE STOCK BENEFIT PLAN

     Effective January 1, 1991, the Company adopted the HEALTHSOUTH Rehabilitation Corporation and Subsidiaries Employee Stock Benefit Plan (the "ESOP"), a retirement plan intended to qualify under sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended. The ESOP is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they begin participation in the ESOP on the next January 1 or July 1 after the date on which such employee satisfies the aforementioned conditions.

     The ESOP was established with a $10,000,000 loan from the Company, the proceeds of which were used to purchase 1,655,172 shares of the Company's Common Stock. In 1992, an additional $10,000,000 loan was made to the ESOP, which was used to purchase an additional 1,666,664 shares of Common Stock. Under the ESOP, a Company Common Stock account (a "company stock account") is established and maintained for each eligible employee who participates in the ESOP. In each plan year, such account is credited with such employee's allocable share of the Common Stock held by the ESOP and allocated with respect to such plan year. Each employee's allocable share for any given plan year is determined according to the ratio which such employee's compensation for such plan year bears to the compensation of all eligible participating employees for the same plan year.

     Under the ESOP, eligible employees who participate in the ESOP and who have attained age 55 and have completed 10 years of participation in the ESOP may elect to diversify the assets in their company stock account by directing the plan administrator to transfer to the 401(k) Plan a portion of their company stock account to be invested, as the eligible employee directs, in one or more of the investment options available under the 401(k) Plan.

     Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, Michael D. Martin, Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the ESOP, which is administered by the Company.

STOCK PURCHASE PLAN

     In order to further encourage employees to obtain equity ownership in the Company, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") effective January 1, 1994. Under the Stock Purchase Plan, participating employees may contribute $10 to $200 per pay period toward the purchase of the Company's Common Stock in open-market transactions. The Stock Purchase Plan is open to regular full-time or part-time employees who have been employed for six months and are at least 21 years old. After six months of participation in the Stock Purchase Plan, the Company will provide a 10% matching contribution to be applied to purchases under the Stock Purchase Plan. The Company also pays all fees and brokerage commissions associated with the purchase of the stock. The Stock Purchase Plan is administered by a broker-dealer firm not affiliated with the Company.

DEFERRED COMPENSATION PLAN

     In 1997, the Board of Directors adopted an Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), which allows senior management personnel to elect, on an annual basis, to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus, if any (but not less than an aggregate of $2,400 per year) for a minimum of five years from the date such compensation would otherwise have been received. Amounts deferred are held by the Company pursuant to a "rabbi trust" arrangement, and amounts deferred are credited with earnings at an annual rate equal to the Moody's Average Corporate Bond Yield Index (the "Moody's Rate"), as adjusted from time to time, or the Moody's Rate plus 2% if a participant's employment is terminated by reason of retirement, disability or death or within 24 months of a change in control of the Company. Amounts deferred may be withdrawn upon retirement, termination of employment or death, upon a showing of financial hardship, or voluntarily with certain penalties. The Deferred Compensation Plan is administered by an Administrative Committee, currently consisting of Michael D. Martin, Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company.

BOARD COMPENSATION

     Directors who are not also employed by the Company are paid Directors' fees of $10,000 per annum, plus $3,000 for each meeting of the Board of Directors and $1,000 for each Committee meeting attended. In addition, Directors are reimbursed for all out-of-pocket expenses incurred in connection with their duties as Directors. The Directors of the Company, including Mr. Scrushy, have been granted non-qualified stock options to purchase shares of the Company's Common Stock. Under the Company's existing stock option plans, each non-employee Director is granted an option covering 25,000 shares of such Common Stock on the first business day in January of each year. See "Executive Compensation and Other Information -- Stock Option Plans" above.

AUDIT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     The  Board  of  Directors  of the  Company  has an Audit  and  Compensation
Committee (the "Committee"), consisting of Ms. Givens, Mr. Strong and Dr. Watkins. The Committee is charged by the Board of Directors with establishing a compensation plan which will enable the Company to compete effectively for the services of qualified officers and key employees, to give such employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize such employees' success in achieving both qualitative and quantitative goals for the benefit of the Company. The Committee makes recommendations to the full Board of Directors as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for the Company as a whole.

Compensation Philosophy and Policies for Executive Officers

     As its first principle, the Committee believes that executives of the Company should be rewarded based upon their success in meeting the Company's operational goals, improving its earnings, maintaining its leadership role in the outpatient surgery and rehabilitative healthcare services fields, and generating returns for its stockholders, and the Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success. The Committee recognizes that the demand for executives with expertise and experience in the outpatient surgery and rehabilitative healthcare services fields is intense. In order to attract and retain qualified persons, the Committee believes that the Company must offer current compensation at levels consistent with those of other publicly-traded healthcare companies. In addition, the Committee believes that it is in the best interests of the Company's stockholders to offer its executives meaningful equity participation in the Company, in order that those executives' interests will be aligned with those of the Company's stockholders. The Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating the Company's executives to meet both long-term and short-term goals and has been a major factor in limiting turnover among senior executives.

     The Company's compensation program has three distinct elements: base salary; incentive compensation, including both cash incentive compensation and equity-based compensation; and retirement compensation. These elements are discussed below.

     Base Salary: While the demand for experienced managers in the healthcare industry continues to grow, the Company has been very successful in attracting and retaining key executives, many of whom have been with the Company since its early days. The Company believes that its compensation package is instrumental in such success. The Committee endeavors to establish base salary levels for those key executives which are consistent with those provided for similarly situated executives of other publicly-traded healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with the Company. In establishing such levels, the Company considers compensation for executives of other publicly-traded providers of healthcare services, such as Columbia/ HCA Healthcare Corporation and Tenet Healthcare Corporation, as well as other publicly-traded companies of similar size and with a similar growth rate. Compensation decisions are not targeted to specific levels in the range of compensation paid by such companies, nor does the Company maintain a record of where its compensation stands with respect to such other companies. However, the Committee and the Board of Directors take such levels of compensation into account in determining appropriate levels of compensation for the Company's executives.

     Incentive Compensation: In addition to base salary, the Committee recommends to the Board of Directors cash incentive compensation for executives of the Company, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. The total incentive bonus pool available for the Company's executives and management personnel is capped at the lesser of (a) the amount by which the Company's annual net income exceeds the budgeted annual net income established by the Board of Directors and (b) 10% of the Company's annual net income. No bonuses are payable unless annual net income exceeds budgeted net income. Individual incentive bonuses within such bonus pool are not determined in a formulary manner, but are determined on a basis that takes into account each executive's success in achieving standards of performance, which may or may not be quantitative, established by the Board of Directors and such executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. Historically, incentive compensation has been a major component of the Company's executive compensation, and the Committee believes that placing executives at risk for such a component has been effective in motivating such executives to achieve such goals.

     In 1994, the Committee initially engaged William M. Mercer, Inc. ("Mercer") as a consultant to perform a study of the Company's executive compensation programs. The 1994 Mercer report concluded that the Company's compensation mix was significantly more highly-leveraged, at risk and performance--
focused than other companies selected by Mercer for comparison, with 41% of the Company's cash compensation for executive officers being at-risk, performance-based compensation, compared to 29% for the other companies reviewed by Mercer.

     In addition to cash incentive compensation, as a growth company, the Company has always utilized equity-based compensation, in the form of stock options, as a tool to encourage its executives to work to meet its operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to the Company's success in enhancing its market value over time, the Committee feels that its stock option programs have been very effective in aligning the interests of management and stockholders.

     The Committee determines stock option grants under the Company's various stock option plans, all of which are described above under "Executive Compensation and Other Information -- Stock Option Plans". Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to the Company's results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities, and, in some cases, to executives who have joined the Company through acquisitions and have assumed significant leadership roles within the Company. In evaluating option grants, the Board of Directors considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Committee believes that the opportunity to acquire a significant equity interest in the Company has been a strong motivation for the Company's executives to pursue the long-term interests of the Company and its stockholders, and has promoted longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of the Company is set forth elsewhere in this Proxy Statement.

     In connection with the Company's use of stock options as a significant component of compensation, the 1994 Mercer study referred to above indicated that most companies in Mercer's long-term incentive survey utilized two long-term incentive plans, while the Company used stock options as its only long-term incentive plan. The 1994 Mercer study noted that the Company's use of stock options was very consistent with the practices of high-growth companies that wished to increase the ownership stake of executives in the company and to conserve cash by using stock rather than cash in long-term plans.

     Retirement Compensation: As described under "Executive Compensation and Other Information -- Retirement Investment Plan", in 1991 the Company adopted a 401(k) retirement plan in order to give all full-time employees an opportunity to provide for their retirement on a tax-advantaged basis. In order to further tie employees' interests to the long-term market value of the Company, the Company adopted an Employee Stock Benefit Plan (the "ESOP") in 1991, which gives all full-time employees an opportunity to invest a portion of their retirement funds in Common Stock of the Company on a tax-advantaged basis. The Committee believes that the ESOP provides additional incentive to executives to maximize stockholder value over the long term. See "Executive Compensation and Other Information -- Employee Stock Benefit Plan". Additionally, in 1997, the Company adopted a Deferred Compensation Plan, which gives senior management employees the opportunity to elect to defer receipt of a portion of their salary and bonus in exchange for a variable rate of interest on the amounts so deferred. See "Executive Compensation and Other Information -- Deferred Compensation Plan".


Chief Executive Officer Compensation

     The Company is a party to an Employment Agreement with Richard M. Scrushy, pursuant to which Mr. Scrushy, a management founder of the Company, is employed as Chairman of the Board and Chief Executive Officer of the Company for a
five-year term which currently ends December 31, 2002. Such term is automatically extended for an additional year on December 31 of each year. In addition, the Company has agreed to use its best efforts to cause Mr. Scrushy to be elected as a Director of the Company during the term of the Agreement. Under the Agreement, Mr. Scrushy received a base salary of $999,000, excluding incentive compensation of up to $2,400,000, in 1997 and is to receive the same base salary in 1998 and each year thereafter, with incentive compensation of up to $2,400,000, subject to annual review by the Board of Directors, and is entitled to participate in any bonus plan approved by the Board of Directors for the

Company's management. The incentive compensation was earned at $200,000 per month in 1997 and is to be earned at $200,000 per month in 1998 and thereafter, contingent upon the Company's success in meeting certain monthly budgeted earnings per share targets. Mr. Scrushy earned the entire $2,400,000 incentive component of his compensation in 1997, as all such targets were met. In addition, Mr. Scrushy was awarded $10,000,000 under the management bonus plan. Such additional bonus was based on the Committee's assessment of Mr. Scrushy's contribution to the establishment of the Company as the industry leader in outpatient surgery and rehabilitative healthcare services, including his role in the negotiation and consummation of the acquisitions of Health Images, Inc., Horizon/CMS Healthcare Corporation and ASC Network Corporation, as well as his role in completing the divestiture of the Horizon/CMS non-strategic assets within two months of consummation of the Horizon/CMS acquisition, as well as the Company's success in achieving annual budgeted net income targets and other factors described below. Mr. Scrushy is also provided with a car allowance in the amount of $500 per month and with disability insurance. Under the Agreement, Mr. Scrushy's employment may be terminated for cause or if he should become disabled. Termination of Mr. Scrushy's employment under the Agreement will result in certain severance pay arrangements. In the event that the Company were to be acquired, merged or reorganized in such a manner as to result in a change of control of the Company, Mr. Scrushy has the right to terminate his employment under the Agreement, in which case he will receive a lump sum payment equal to three years' annual base salary (including the gross incentive portion thereof) under the Agreement. Mr. Scrushy has agreed not to compete with the Company during any period to which any such severance pay relates. Mr. Scrushy may terminate the Agreement at any time upon 180 days' notice, in which case he will receive one year's base salary as severance pay.

     The Committee reports to the Board of Directors on compensation arrangements with Mr. Scrushy, and recommends to the Board of Directors the level of incentive compensation, both cash and equity-based, which is appropriate for Mr. Scrushy with respect to each fiscal year of the Company. In making such recommendation, the Committee takes into account the Company's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual budgets established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account the Company's competitive position, its position in the financial markets, and the significant contributions made by Mr. Scrushy to the success of the Company. In making its decisions with respect to Mr. Scrushy's compensation, the Committee believes that it is appropriate to recognize that, as a management founder of the Company, Mr. Scrushy has played an instrumental role in establishing the Company as the industry leader in outpatient surgery and rehabilitative healthcare services and that, under his leadership, the Company has significantly enhanced stockholder value over a period of years and continues to grow in assets, net revenues, net income and market value.

     In 1997, the Committee asked Mercer to review certain information in connection with the Committee's evaluation of Mr. Scrushy's performance and the Company's compensation arrangements with Mr. Scrushy. In that connection, Mercer reviewed the Company's rankings on 14 performance measures for the fiscal year 1996 and the twelve-month period ending September 30, 1997 against three comparison groups: (a) 1,160 companies with 1996 revenues between $1,000,000,000 and $10,000,000,000, (b) 33 publicly-held healthcare companies with 1996 revenues over $1,000,000,000, and (c) 62 companies from The Wall Street Journal 350 Study of CEO Compensation with 1996 revenues between $2,000,000,000 and
$8,000,000,000 and 1996 market capitalizations between $4,000,000,000 and $8,000,000,000. Mercer determined that the Company performed above the 90th percentile on more than two-thirds of the performance measurements and had an average rank in the 99th percentile on the combined measures of (i) sales and net income growth and total shareholder return and (ii) sales and earnings per share growth and total shareholder return.

     Mr. Scrushy's stewardship of the Company has led it to 46 consecutive profitable quarters since the second quarter of 1986, with steadily increasing earnings per share. In 1997, his leadership led the Company to $5,000,000,000 in growth in stockholder value, 34% growth in net income and 27% growth in earnings per share (with approximately 68,740,000 new shares issued during the year). The Company's stock price rose 44% during the year, outperforming the S&P 500 by 42%. Further, in the period since December 31, 1993, the Company, under Mr. Scrushy's leadership, has grown from the fourth-largest provider of rehabilitative healthcare services to the largest provider, and since 1995 has established itself as the nation's largest provider of outpatient surgery services and one of the largest providers of outpatient diagnostic services and occupational medicine services through a series of strategic acquisitions. During that same period, the Company has become the second-largest publicly-traded healthcare provider (by market capitalization) in the nation, has expanded its operations to 50 states, the United Kingdom and Australia and has been named to the S&P 500. The Committee believes that Mr. Scrushy's leadership has been essential to the Company's success and growth. In view of these accomplishments, the Committee believes that it is important to ensure that, if Mr. Scrushy is successful in leading the Company to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-performing public companies and that he will continue to have the opportunity to obtain a significant equity interest in the Company.


Section 162(m) of the Internal Revenue Code

     The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly-traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during a corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of that term under Section 162(m) of the Internal Revenue Code. Certain transition rules apply with respect to stock option plans which were approved prior to December 20, 1993, pursuant to Rule 16b-3(b) under the Exchange Act.

     The Company believes that its employee stock option plans meet the requirements of Section 162(m) as performance-based plans. The Committee and the Board of Directors have currently made a decision not to amend the Company's cash compensation programs to meet all requirements of Section 162(m) because such a decision would not be in the best interests of the Company's stockholders. The Committee believes that, in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgment of the Committee members as well as on factors which may be objectively quantified. The preservation of tax deductibility of all compensation is an important consideration. However, the Committee believes that it is important that the Company retain the flexibility to reward superior effort and accomplishment even where all cash compensation may not be fully deductible. The Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interests of the Company's stockholders. Approximately $10,405,000 of Mr. Scrushy's compensation paid with respect to 1997, as well as approximately $450,000 and $112,000 paid to James P. Bennett, President and Chief Operating Officer of the Company, and Michael D. Martin, Executive Vice President, Chief Financial Officer and Treasurer of the Company, respectively, will not be deductible; however, the Company believes that all other compensation paid to executive officers will be fully deductible.


Conclusion

     The Committee believes that the levels and mix of compensation provided to the Company's executives during 1997 were appropriate and were instrumental in the achievement of the Company's goals for 1997. It is the intent of the Committee to ensure that the Company's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of the Company and its stockholders.

     The foregoing report is submitted by the following Directors of the Company, constituting all of the members of the Audit and Compensation Committee of the Board of Directors:

                                 C. Sage Givens
                                George H. Strong
                          Phillip C. Watkins, Chairman

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 13, 1998, (a) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) by each of the Company's Directors and (c) by the Company's five most highly compensated executive officers and all executive officers and Directors as a group.


                      NAME AND                             NUMBER OF SHARES        PERCENTAGE OF
                  ADDRESS OF OWNER                      BENEFICIALLY OWNED (1)     COMMON STOCK
----------------------------------------------------   ------------------------   --------------
     Richard M. Scrushy ............................          11,776,658(2)             2.88%
     John S. Chamberlin ............................             247,000(3)                *
     C. Sage Givens ................................             387,100(4)                *
     Charles W. Newhall III ........................             755,846(5)                *
     George H. Strong ..............................             514,692(6)                *
     Phillip C. Watkins, M.D. ......................             609,254(7)                *
     James P. Bennett ..............................           1,390,500(8)                *
     Larry R. House ................................              84,600(9)                *
     Anthony J. Tanner .............................           1,061,358(10)               *
     P. Daryl Brown ................................           1,069,736(11)               *
     Joel C. Gordon ................................           3,553,268(12)               *
     Michael D. Martin .............................             632,008(13)               *
     FMR Corp. .....................................          39,920,762(14)           10.02%
      82 Devonshire Street
       Boston, Massachusetts 02109
     Putnam Investments, Inc. ......................          28,339,151(15)            7.12%
      One Post Office Square
      Boston, Massachusetts 02109
     All Executive Officers and Directors as a Group

       (18 persons) ................................          24,716,836(16)            5.90%

----------

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.

(2)  Includes 11,172,524 shares subject to currently exercisable stock options.

(3)  Includes 175,000 shares subject to currently exercisable stock options.

(4) Includes 2,100 shares owned by Ms. Givens's spouse and 385,000 shares subject to currently exercisable stock options.

(5) Includes 460 shares owned by members of Mr. Newhall's immediate family and 635,000 shares subject to currently exercisable stock options. Mr. Newhall disclaims beneficial ownership of the shares owned by his family members except to the extent of his pecuniary interest therein.

(6) Includes 93,373 shares owned by trusts of which Mr. Strong is a trustee and claims shared voting and investment power and 275,000 shares subject to currently exercisable stock options.

(7)  Includes 465,000 shares subject to currently exercisable stock options.

(8)  Includes 1,310,000 shares subject to currently exercisable stock options.

(9)  Includes 82,996 shares subject to currently exercisable stock options.

(10) Includes 60,000 shares held in trust by Mr. Tanner for his children and 940,000 shares subject to currently exercisable stock options.

(11) Includes 1,013,000 shares subject to currently exercisable stock options.

(12) Includes 354,340 shares owned by his spouse, 100,988 shares owned by trusts of which he is a trustee and 409,520 shares subject to currently exercisable stock options.

(13) Includes 570,000 shares subject to currently exercisable stock options.

(14) Shares held by various investment funds for which affiliates of FMR Corp. act as investment advisor. FMR Corp. or its affiliates claim sole power to vote 3,327,604 of the shares and sole power to dispose of all of the shares.

(15) Shares held by various investment funds for which affiliates of Putnam Investments, Inc. act as investment advisor. Putnam Investments, Inc. or its affiliates claim shared power to vote 3,338,400 of the shares and shared power to dispose of all of the shares.

(16) Includes 20,335,344 shares subject to currently exercisable stock options held by executive officers and Directors.

  * Less than 1%

                             CERTAIN TRANSACTIONS

     During 1997, the Company paid $33,909,000 for the purchase of new NCR computer equipment from GG Enterprises, a value-added reseller of computer equipment which is owned by Grace Scrushy, the mother of Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Gerald P. Scrushy, Senior Vice President -- Physical Resources of the Company. Such purchases were made in the ordinary course of the Company's business. The price paid for this equipment was more favorable to the Company than that which could have been obtained from an independent third party seller.

     In June 1994, the Company sold selected properties, including six ancillary hospital facilities, three outpatient rehabilitation facilities, two outpatient surgery centers, one uncompleted medical office building and one research facility to Capstone Capital Corporation ("Capstone"), a publicly-traded real estate investment trust. The net proceeds of the Company as a result of the transaction were approximately $58,425,000. The net book value of the properties was approximately $50,735,000. The Company leases back substantially all these properties from Capstone and guarantees the associated operating leases, payments under which aggregate approximately $6,900,000 annually. In addition, in 1995 Capstone acquired ownership of the Company's Erie, Pennsylvania inpatient rehabilitation facility, which had been leased by the Company from an unrelated lessor. The Company's annual lease payment under that lease is $1,700,000. In 1996 Capstone also acquired ownership of the Company's Altoona and Mechanicsburg, Pennsylvania inpatient rehabilitation facilities, which had been leased by the Company from unrelated lessors. The Company's annual lease payments under such leases aggregate $2,818,000. In 1997, Capstone also acquired ownership of the Company's Greater Pittsburgh, Pennsylvania inpatient rehabilitation facility, which had been leased by the Company from an unrelated lessor. The Company's annual lease payment under such lease is $1,500,000. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Michael D. Martin, Executive Vice President, Chief Financial Officer and Treasurer of the Company, were among the founders of Capstone and serve on its Board of Directors. At March 1, 1998, Mr. Scrushy owned approximately 1.62% of the issued and outstanding capital stock of Capstone, and Mr. Martin owned approximately 0.61% of the issued and outstanding capital stock of Capstone. In addition, the Company owned approximately 0.32% of the issued and outstanding capital stock of Capstone at March 1, 1998. The Company believes that all transactions involving Capstone were effected on terms no less favorable than those which could have been obtained in transactions with independent third parties.

     The Company's subsidiary Horizon/CMS Healthcare Corporation ("Horizon/CMS") is party to an agreement with AMI Aviation II, L.L.C. ("AMI") with respect to the use of an airplane owned by AMI. Neal M. Elliott, who was Chairman, President and Chief Executive Officer of Horizon/CMS prior to its acquisition by the Company in October 1997 and who served as a Director of the Company from October 1997 until his death in February 1998, was Managing Member of AMI, a position which is now held by a trust of which Mr. Elliott's widow is a trustee. Mr. Elliott owned, and such trust now owns, a 99% interest in AMI. Under the use agreement, Horizon/CMS is obligated to pay $43,000 per month through December 1999 and $57,600 per month from January 2000 through December 2004 for up to 30 hours per month of utilization of the airplane, plus certain operating expenses of the airplane. The Company has caused Horizon/CMS to continue to honor such use agreement, and is currently exploring available options with respect to continued use of the airplane.

     In November 1997, the Company agreed to lend up to $10,000,000 to 21st Century Health Ventures L.L.C. ("21st Century"), an entity formed to sponsor a private equity investment fund investing in the healthcare industry. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Michael D. Martin, Executive Vice President, Chief Financial Officer and a Director of the Company, along with another individual not employed by the Company, are the principals of 21st Century. The purpose of the loan was to facilitate certain investments by 21st Century prior to the establishment of its proposed private equity fund, in which the Company and third party investors are expected to invest. When established, investment by the Company in such private equity fund is expected to allow the Company to benefit from the opportunity to participate in investments in healthcare businesses that are not part of the Company's core businesses, but which the Company believes provide opportunities for growth. Amounts outstanding under the loan bear interest at 1% over the prime rate announced from time to time by AmSouth Bank of Alabama and are repayable upon demand by the Company. At December 31, 1997, 21st Century had drawn an aggregate of $1,708,333 under the $10,000,000 commitment, of which $1,500,000 was used to purchase 576,924 shares of Series B Preferred Convertible Preferred Stock in Summerville Healthcare Group, Inc. ("Summerville"), a developer and operator of assisted living facilities, and the remainder of which was used to provide a loan to Physician Solutions, Inc., a provider of management services to pathology groups. The Company owns an aggregate of 3,361,539 shares of Series B Convertible Preferred Stock of Summerville, which it acquired in two transactions in July and November 1997. In connection with the July transaction, Mr. Scrushy and Mr. Martin were appointed to the Board of Directors of Summerville.

     At various times, the Company has made loans to executive officers to assist them in meeting financial obligations at certain times when they were requested by the Company to refrain from selling Common Stock in the open market. At January 1, 1997, loans in the following original principal amounts were outstanding: $460,000 to Larry R. House, a Director and a former executive officer, $500,000 to Aaron Beam, Jr., then Executive Vice President and Chief Financial Officer and a Director, and $140,000 and $350,000 to William T. Owens, Senior Vice President and Controller. Outstanding principal balances at December 31, 1997 were $447,000 for Mr. House, $500,000 for Mr. Beam and an aggregate of $476,000 for Mr. Owens. In connection with Mr. Beam's retirement, the Company agreed to forgive his loan over a period of five years in exchange for his provision of consulting services to the Company over such period. Such loans bear interest at the rate of 1-1/4% per annum below the prime rate of AmSouth Bank of Alabama, Birmingham, Alabama, and are payable on demand.


                               RELATIONSHIP WITH
                        INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, Birmingham, Alabama, has been engaged by the Board of Directors of the Company as independent public accountants for the Company and its subsidiaries for the fiscal year 1997 and it is expected that such firm will serve in that capacity for the 1998 fiscal year. Management expects that a representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement if he or she desires to do so and to be available to answer appropriate questions posed by stockholders.


                             FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal year ended December 31, 1997, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other selected information are included in Appendix B to this Proxy Statement.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO ANTHONY J. TANNER, SECRETARY, HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD-FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF MARCH 31, 1998, HE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.

     Please SIGN and RETURN the enclosed Proxy promptly.

                                        By Order of the Board of Directors:


                                        ANTHONY J. TANNER
                                        Secretary

April __, 1998

                                                                      APPENDIX A

                            HEALTHSOUTH CORPORATION

                          1998 RESTRICTED STOCK PLAN

     1. PURPOSE OF THE PLAN. The purpose of the 1998 Restricted Stock Plan (hereinafter called the "Plan") of HEALTHSOUTH Corporation, a Delaware corporation (hereinafter called the "Corporation"), is to provide incentive for future endeavor and to advance the interests of the Corporation and its stockholders by encouraging ownership of the Common Stock, par value $.01 per share (hereinafter called the "Common Stock"), of the Corporation by its executives and other key employees, upon whose judgment, interest and continuing special efforts the Corporation is largely dependent for the successful conduct of its operations, and to enable the Corporation to compete effectively with other enterprises for the services of such new executives and employees as may be needed for the continued improvement of the Corporation's business, through the grant of restricted stock awards ("Awards") covering shares of the Common Stock.

     2. PARTICIPANTS. Awards may be granted under the Plan to such executives and key employees of the Corporation and its subsidiaries as shall be determined by the Committee appointed by the Board of Directors as set forth in Section 5 of the Plan; provided, however, that no Award may be granted to any person if such grant would cause the Plan to cease to be an "employee benefit plan" as defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933.

     3. TERM OF THE PLAN. The Plan shall become effective as of May 21, 1998, subject to the approval by the holders of a majority of the shares of issued and outstanding Common Stock of the Corporation present and voting at the 1998 Annual Meeting of Stockholders of the Corporation. The Plan shall terminate on the earliest of (a) April 30, 2008, (b) such time as all shares of Common Stock reserved for issuance under the Plan have been issued and are fully vested, or
(c) such earlier time as the Board of Directors of the Corporation may determine. Any Award outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan. No Award shall be granted under the Plan after April 30, 2008.

     4. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 11, the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed 3,000,000 shares, and the maximum number of shares of Common Stock for which any individual may be granted Awards under the Plan during any calendar year is 100,000. If, on or prior to the termination of the Plan as provided in Section 3, an Award granted under the Plan shall have expired or terminated for any reason without having vested in full, the unvested shares covered thereby shall again become available for the grant of Awards under the Plan.

     The shares to be delivered upon exercise of Awards under the Plan shall be made available, at the discretion of the Board of Directors, either from authorized but previously unissued shares as permitted by the Certificate of Incorporation of the Corporation or from shares re-acquired by the Corporation, including shares of Common Stock purchased in the open market, and shares held in the treasury of the Corporation.

     5. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Audit and Compensation Committee of the Board of Directors of the Corporation (hereinafter called the "Committee"). The acts of a majority of the Committee, at any meeting thereof at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall determine the executives and key employees of the Corporation and its subsidiaries who shall be granted Awards and the number of shares of Common Stock to be subject to each Award.

     The interpretation and construction of any provision of the Plan or of any Award granted under it by the Committee shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and Directors, and the executives and employees of the Corporation and its subsidiaries.

No member of the Board of Directors or the Committee shall be liable to the Corporation, any stockholder, any optionholder or any employee of the Corporation or its subsidiaries for any action or determination made in good faith with respect to the Plan or any Award granted under it.

     The expenses of administering the Plan shall be borne by the Corporation.

     6. GRANT OF AWARDS. (a) Awards may be granted under the Plan by the Committee in accordance with the provisions of Section 5 at any time prior to the termination of the Plan. In making any determination as to executives and key employees to whom Awards shall be granted and as to the number of shares to be covered by such Awards, the Committee shall take into account the duties of the respective executives and key employees, their present and potential contribution to the success of the Corporation, and such other factors as the Committee shall deem relevant in connection with the accomplishment of the purposes of the Plan.

     (b) Each Award granted under the Plan shall be granted pursuant to and subject to the terms and conditions of a restricted stock agreement to be entered into between the Corporation and the participant at the time of such grant. Each such restricted stock agreement shall be in a form from time-to-time adopted for use under the Plan by the Committee (such form being hereinafter called a "Restricted Stock Agreement"). Any such Restricted Stock Agreement shall incorporate by reference all of the terms and provisions of the Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Committee.

     7. CERTAIN CONDITIONS OF AWARDS. Awards granted under this Plan shall be subject to the following terms and conditions:

     (a) The prospective recipient of an Award shall not, with respect to such Award, be deemed to have become a participant or to have any rights with respect to such Award unless and until such recipient shall have executed a Restricted Stock Agreement or other agreement evidencing the Award and its terms and conditions and delivered a fully-executed copy thereof to the Corporation and otherwise complied with the then-applicable terms and conditions under the Plan.

     (b) Each participant shall be issued a certificate in respect of shares of Common Stock awarded under the Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 1998 Restricted Stock Plan of HEALTHSOUTH Corporation and a Restricted Stock Agreement entered into between the registered owner and HEALTHSOUTH Corporation. Copies of such Plan and Restricted Stock Agreement are on file in the offices of the Secretary of HEALTHSOUTH Corporation."

     (c) The Committee may adopt rules which provide that the stock certificates evidencing shares covered by Awards might be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody until the restrictions thereon shall have lapsed, and may require as a condition of any Award that the participant shall have delivered a stock power endorsed in blank relating to the stock covered by such Award.

     (d) Recipients of Awards under the Plan are not required to make any payment or provide consideration therefor other than the rendering of services to the Corporation.

     8. RESTRICTIONS AND FORFEITURES. The shares of Common Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

     (a) During a period set by the Committee of not less than one year nor more than 10 years commencing with the date of an Award (the "Restriction Period"), a participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose of shares of Common Stock awarded pursuant to said Award. Within these limits, the Committee may provide for the vesting of Awards and the lapse of such restrictions in installments based upon the passage of time, the achievement by the Corporation of certain identified performance goals, or the occurrence of other events, or any combination thereof, all as the Committee deems appropriate.

     (b) Except as provided in Section 8(a), a participant shall have with respect to the shares of Common Stock covered by an Award all of the rights of a stockholder of the Corporation, including the right to vote such shares and receive dividends and other distributions thereon.

     (c) Subject to the provisions of Section 8(d), unless otherwise provided in the applicable Restricted Stock Agreement, upon termination of a participant's employment for any reason during the Restriction Period, all shares awarded to such participant and still subject to restriction shall be forfeited by the participant and be reacquired by the Corporation, without consideration or payment therefor.

     (d) In the event of a participant's retirement, disability or death, all restrictions with respect to such participant's Award shall lapse (subject to Section 8(e)) and such participant or his beneficiary shall be entitled to receive (if held in custody by the Corporation or a bank or other institution) and retain all of the stock subject to the Award; provided, however, that in the case of retirement, the Committee in its sole discretion may determine that such restrictions shall not lapse as to all or a portion of an Award or that all or any of the shares subject to restriction shall be forfeited.

     (e) The Committee may impose any conditions on an Award it deems advisable to ensure the participant's payment to the Corporation of any federal, state or local taxes required to be withheld with respect to such award.

     (f) Notwithstanding any contrary provision contained herein, unless otherwise expressly provided in the Restricted Stock Agreement, any Award granted hereunder shall become immediately vested in full upon the occurrence of a Change in Control of the Corporation. For purposes of this Section 8(f), "Change in Control" shall mean

       (i) the acquisition (other than from the Corporation) by any person, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, but excluding, for this purpose, the Corporation or its subsidiaries, or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Corporation's then-outstanding voting securities entitled to vote generally in the election of Directors; or

       (ii) individuals who, as of May 21, 1998, constitute the Board of Directors of the Corporation (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person becoming a Director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the Directors then constituting the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Corporation) shall be, for purposes of this Section 9(b)(ii), considered as though such person were a member of the Incumbent Board; or

       (iii) approval by the stockholders of the Corporation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity's then-outstanding voting securities, or a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation.

     9. NONTRANSFERABILITY OF AWARDS. (a) Except to the extent that such Awards are vested, Awards granted under the Plan shall be assignable or transferable only by will or pursuant to the laws of descent and distribution, except to the extent set forth in the following paragraph.

     (b) Upon written notice to the Secretary of the Corporation, a participant may, except as otherwise prohibited by applicable law, transfer shares granted under the Plan to one or more members of such participant's immediate family, to a partnership consisting only of members of such participant's immediate family, or to a trust all of whose beneficiaries are members of the participant's immediate family. For purposes of this section, a participant's "immediate family" shall be deemed to include such holder's spouse, children and grandchildren only.

     10. NO RIGHT OF CONTINUED EMPLOYMENT. Nothing in the Plan or in the Restricted Stock Agreement shall confer upon any participant the right to continue in the employ of the Corporation or any of its subsidiaries or in any other relationship thereto or interfere in any way with the right of the Corporation to terminate such employment or other relationship at any time.

     11. ADJUSTMENT OF AND CHANGES IN CAPITALIZATION. In the event that the outstanding shares of Common Stock shall be changed in number or class by reason of split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number or class of shares which thereafter may be acquired through Awards granted under the Plan, both in the aggregate and as to any individual, and the number and class of shares then subject to Awards theretofore granted shall be adjusted so as to reflect such change, all as determined by the Board of Directors of the Corporation. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination.

     Notice of any adjustment shall be given by the Corporation to each holder of an Award which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

     Fractional  shares resulting from any adjustment in Awards pursuant to this
Section 11 may be settled in cash or otherwise as the Board of Directors may determine.

     12. SECURITIES ACTS REQUIREMENTS. As a condition to the issuance of any shares pursuant to an Award under the Plan, the Board of Directors or the Committee, as the case may be, may require a participant to furnish a written representation that he is acquiring the shares for investment and not with a view to distribution of the shares to the public and a written agreement restricting the transferability of the shares solely to the Corporation, and may affix a restrictive legend or legends on the face of the certificate representing such shares. Such representation, agreement and/or legend shall be required only in cases where in the opinion of the Board of Directors or the Committee, as the case may be, and counsel for the Corporation, it is necessary to enable the Corporation to comply with the provisions of the Securities Act of 1933 or other Federal or state statutes having similar requirements, and any stockholder who gives such representation and agreement shall be released from it and the legend removed at such time as the shares to which they applied are registered or qualified pursuant to the Securities Act of 1933 or other Federal or state statutes having similar requirements, or at such other time as, in the opinion of the Board of Directors or the Committee, as the case may be, and counsel for the Corporation, the representation and agreement and legend cease to be necessary to enable the Corporation to comply with the provisions of the Securities Act of 1933 or other Federal or state statutes having similar requirements.

     13. AMENDMENT OF THE PLAN. The Plan may, at any time or from time to time, be terminated, modified or amended by the stockholders of the Corporation by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present and entitled to vote at a meeting of the Corporation's stockholders duly called and held (or, to the extent permitted by law, by written consent of the holders of a majority of the outstanding shares of the Corporation's Common Stock entitled to vote). The Board of Directors of the Corporation may, insofar as permitted by law, from time to time with respect to any shares of Common Stock at the time not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without approval of the stockholders of the Corporation, no such revision or amendment shall increase the number of shares subject to the Plan, extend the period during which Awards may be vested, or change the provisions relating to adjustment to be made upon changes in capitalization.

     14. CHANGES IN LAW. Subject to the provisions of Section 13, the Board of Directors shall have the power to amend the Plan and any outstanding Awards granted thereunder in such respects as the Board of Directors shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Award any new provision or change designed to comply with or take advantage of requirements or provisions of the Internal Revenue Code of 1986, as amended, or any other statute, or Rules or Regulations of the Internal Revenue Service or any other Federal or state governmental agency enacted or promulgated after the adoption of the Plan.

     15. LEGAL MATTERS. Every right of action by or on behalf of the Corporation or by any stockholder against any past, present or future member of the Board of Directors, officer or employee of the Corporation arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought and irrespective of the place of residence of any such Director, officer or employee, cease and be barred by the expiration of three years from whichever is the later of (a) the date of the act or omission in respect of which such right of action arises, or (b) the first date upon which there has been made generally available to stockholders an annual report of the Corporation and a proxy statement for the Annual Meeting of Stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate number of shares for which Awards were granted; and any and all right of action by any employee or executive of the Corporation (past, present or future) against the Corporation arising out of or in connection with this Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware, applied without giving effect to any conflicts-of-law principles, and construed accordingly.

                                                                     APPENDIX B

     NOTE: This Appendix B, together with the foregoing Proxy Statement, contains the information required to be provided in the Company's annual report to security holders pursuant to the Rules and Regulations of the Securities and Exchange Commission. The Company's 1997 Annual Report to Stockholders, which provides additional information concerning the Company and its performance in 1997, is also included in this mailing.

                               TABLE OF CONTENTS



                                                                                      PAGE
                                                                                     NUMBER

                                                                                    -------
Business ........................................................................    B-2
Selected Financial Data .........................................................    B-2
Quarterly Results ...............................................................    B-2
Directors and Executive Officers ................................................    B-4
Management's Discussion and Analysis of
  Financial Condition and Results of Operations .................................    B-7

Audited Consolidated Financial Statements of
 HEALTHSOUTH Corporation and Subsidiaries
 Report of Independent Auditors .................................................    B-15
 Consolidated Balance Sheets ....................................................    B-16
 Consolidated Statements of Income ..............................................    B-17
 Consolidated Statements of Stockholders' Equity ................................    B-18
 Consolidated Statements of Cash Flows ..........................................    B-19
 Notes to Consolidated Financial Statements .....................................    B-20
Market for the Company's Common Equity and Related Stockholder Matters ..........    B-40
Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure ...........................................    B-40


                                   BUSINESS

     HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, the Company's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1998, the Company had nearly 1,800 patient care locations in 50 states, the United Kingdom and Australia.

                            SELECTED FINANCIAL DATA

     Set forth below is a summary of selected consolidated financial data for the Company for the years indicated. All amounts have been restated to reflect the effects of the 1994 acquisition of ReLife, Inc. ("ReLife"), the 1995 acquisitions of Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI"), the 1996 acquisitions of Surgical Care Affiliates, Inc. ("SCA") and Advantage Health Corporation ("Advantage Health"), and the 1997 acquisition of Health Images, Inc. ("Health Images"), each of which was accounted for as a pooling of interests.



                                                                        YEAR ENDED DECEMBER 31,

                                             -----------------------------------------------------------------------------
                                                  1993            1994            1995            1996            1997
                                             -------------   -------------   -------------   -------------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:

 Revenues ................................    $1,055,295      $1,726,321      $2,118,681      $2,568,155      $3,017,269
 Operating unit expenses .................       715,189       1,207,707       1,441,059       1,667,248       1,888,435
 Corporate general and administrative
   expenses ..............................        43,378          67,798          65,424          79,354          82,757
 Provision for doubtful accounts .........        22,677          35,740          42,305          58,637          71,468
 Depreciation and amortization ...........        75,425         126,148         160,901         207,132         250,010
 Merger and acquisition related ex-
   penses (1) ............................           333           6,520          19,553          41,515          15,875
 Loss on impairment of assets (2) ........           ---          10,500          53,549          37,390             ---
 Loss on abandonment of computer
   project ...............................           ---           4,500             ---             ---             ---
 Loss on disposal of surgery centers .....           ---          13,197             ---             ---             ---
 NME Selected Hospitals Acquisition
   related expense .......................        49,742             ---             ---             ---             ---
 Interest expense ........................        25,884          74,895         105,517          98,751         111,504
 Interest income .........................        (6,179)         (6,658)         (8,009)         (6,034)         (4,414)
 Gain on sale of partnership interest.....        (1,400)            ---             ---             ---             ---
 Gain on sale of MCA Stock ...............            --          (7,727)            ---             ---             ---
                                              ----------      ----------      ----------      ----------      ----------
                                                 925,049       1,532,620       1,880,299       2,183,993       2,415,635
                                              ----------      ----------      ----------      ----------      ----------
 Income from continuing operations
   before income taxes, minority
   interests and extraordinary item ......       130,246         193,701         238,382         384,162         601,634
 Provision for income taxes ..............        40,450          68,560          86,161         143,929         206,153
                                              ----------      ----------      ----------      ----------      ----------
                                                  89,796         125,141         152,221         240,233         395,481
 Minority interests ......................        29,549          31,665          43,753          50,369          64,873
                                              ----------      ----------      ----------      ----------      ----------
 Income from continuing operations
   before extraordinary item .............        60,247          93,476         108,468         189,864         330,608
 Income from discontinued operations               3,986          (6,528)         (1,162)             --              --
 Extraordinary item (2) ..................            --              --          (9,056)             --              --
                                              ----------      ----------      ----------      ----------      ----------
   Net income ............................    $   64,233      $   86,948      $   98,250      $  189,864      $  330,608
                                              ==========      ==========      ==========      ==========      ==========
 Weighted average common shares
   outstanding (3)(6) ....................       265,502         273,480         289,594         321,367         346,872
                                              ==========      ==========      ==========      ==========      ==========


                                                           YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------
                                          1993          1994          1995         1996         1997
                                      -----------   -----------   -----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net income per common share: (3)(6)
 Continuing operations ............    $   0.23      $   0.34      $   0.37      $   0.59     $   0.95
 Discontinued operations ..........        0.01         (0.02)         0.00            --           --
 Extraordinary item ...............          --            --         (0.03)           --           --
                                       --------      --------      --------      --------     --------
                                       $   0.24      $   0.32      $   0.34      $   0.59     $   0.95
                                       ========      ========      ========      ========     ========

Weighted average common shares out-
 standing -- assuming dilution

 (3)(4)(6) ........................     275,316       300,758       320,018       349,033      365,546
                                       ========      ========      ========      ========     ========
Net income per common share -- as-
 suming dilution: (3)(4)(6)

 Continuing operations ............    $   0.22      $   0.32      $   0.35      $   0.55     $   0.91
 Discontinued operations ..........        0.01         (0.02)         0.00            --           --
 Extraordinary item ...............          --            --         (0.03)           --           --
                                       --------      --------      --------      --------     --------
                                       $   0.23      $   0.30      $   0.32      $   0.55     $   0.91
                                       ========      ========      ========      ========     ========




                                                                         DECEMBER 31,
                                           -------------------------------------------------------------------------
                                                1993           1994           1995           1996           1997
                                           -------------   ------------   ------------   ------------   ------------
                                                                        (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and marketable securities .........    $  153,011      $  134,040     $  159,793     $  153,831     $  152,399
Working capital ........................       300,876         308,770        406,601        564,529        566,751
Total assets ...........................     2,000,566       2,355,920      3,107,808      3,529,706      5,401,053
Long-term debt (5) .....................     1,028,610       1,164,135      1,453,018      1,560,143      1,601,824
Stockholders' equity ...................       727,737         837,160      1,269,686      1,569,101      3,157,428


----------


(1) Expenses related to SHC's Ballas Merger in 1993, the ReLife and Heritage Acquisitions in 1994, the SHC, SSCI and NovaCare Rehabilitation Hospitals
    Acquisitions  in  1995,  the  SCA,  Advantage  Health,  PSCM  and  ReadiCare
    Acquisitions in 1996, and the Health Images Acquisition in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) See "Notes to Consolidated Financial Statements".

(3) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

(4) Diluted earnings per share in 1994, 1995, 1996 and 1997 reflect shares reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2001. Substantially all of such Debentures were converted into shares of the Company's Common Stock in 1997.

(5) Includes current portion of long-term debt.

(6) Earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". For further discussion, see Note 1 of "Notes to Consolidated Financial Statements".

                         QUARTERLY RESULTS (UNAUDITED)

     Set forth below is certain summary information with respect to the Company's operations for the last eight fiscal quarters. All amounts have been restated to reflect the effects of the 1996 acquisitions of SCA and Advantage Health and the 1997 acquisition of Health Images, all of which were accounted for as poolings of interests. All per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997. Earnings per share amounts for 1996 and the first three quarters of 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".


                                                               1996

                                   -------------------------------------------------------------
                                        1ST             2ND             3RD             4TH
                                      QUARTER         QUARTER         QUARTER         QUARTER
                                   -------------   -------------   -------------   -------------

                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues .......................     $ 612,149       $ 628,854       $ 651,742       $ 675,410
Net income .....................        39,681          61,985          63,481          24,717
Net income per common share.....          0.12            0.19            0.20            0.08
Net income per common share
 -- assuming dilution ..........          0.12            0.18            0.18            0.07


                                                               1996

                                   -------------------------------------------------------------
                                        1ST             2ND             3RD             4TH
                                      QUARTER         QUARTER         QUARTER         QUARTER
                                   -------------   -------------   -------------   -------------

                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues .......................     $ 691,631       $ 723,017       $ 748,370       $ 854,251
Net income .....................        64,580          81,319          85,919          98,790
Net income per common share.....          0.20            0.24            0.25            0.26
Net income per common share
 -- assuming dilution ..........          0.19            0.23            0.24            0.25

                                      B-4

                               EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's executive officers:


                                                            ALL POSITIONS                         AN OFFICER

            NAME                AGE                        WITH THE COMPANY                         SINCE

----------------------------   -----   -------------------------------------------------------   -----------
Richard M. Scrushy .........    45     Chairman of the Board and Chief Executive Officer            1984
                                       and Director

James P. Bennett ...........    40     President and Chief Operating Officer and Director           1991
Anthony J. Tanner ..........    49     Executive Vice President -- Administration and Sec-          1984
                                       retary and Director

Michael D. Martin ..........    37     Executive Vice President, Chief Financial Officer and        1989
                                       Treasurer and Director
Thomas W. Carman ...........    46     Executive Vice President -- Corporate Development            1985
P. Daryl Brown .............    43     President -- HEALTHSOUTH Outpatient Centers                  1986
                                       and Director

Robert E. Thomson ..........    50     President -- HEALTHSOUTH Inpatient Operations                1987
Patrick A. Foster ..........    51     President -- HEALTHSOUTH Surgery Centers                     1994
Russell H. Maddox ..........    57     President -- HEALTHSOUTH Imaging Centers                     1995
William T. Owens ...........    39     Group Senior Vice President -- Finance and Control-          1986
                                       ler

William W. Horton ..........    38     Senior Vice President and Corporate Counsel and As-          1994
                                       sistant Secretary

     Biographical information for Messrs. Scrushy, Bennett, Tanner, Brown and Martin is set forth in the Proxy Statement to which this Appendix B is attached under "Election of Directors".

     Thomas W. Carman joined the Company in 1985 as Regional Director -- Corporate Development, and now serves as Executive Vice President -- Corporate Development. From 1983 to 1985, Mr. Carman was director of development for Medical Care International. From 1981 to 1983, Mr. Carman was assistant administrator at the Children's Hospital of Birmingham, Alabama.

     Robert E. Thomson joined the Company in August 1985 as administrator of its Florence, South Carolina inpatient rehabilitation facility, and subsequently served as Regional Vice President -- Inpatient Operations, Vice President -- Inpatient Operations, Group Vice President -- Inpatient Operations, and Senior Vice President -- Inpatient Operations. Mr. Thomson was named President -- HEALTHSOUTH Inpatient Operations in February 1996.

     Patrick A. Foster joined the Company in February 1994 as Director of Operations and subsequently served as Group Vice President -- Inpatient Operations and Senior Vice President -- Inpatient Operations. He was named President -- HEALTHSOUTH Surgery Centers in October 1997. From August 1992 until February 1994, he served as Senior Vice President of the Rehabilitation/Medical Division of The Mediplex Group.

     Russell H. Maddox became President -- HEALTHSOUTH Imaging Centers in January 1996. He served as President -- HEALTHSOUTH Surgery & Imaging Centers from June 1995 through January 1996. From January 1992 until May 1995, Mr. Maddox served as Chairman of the Board, President and Chief Executive Officer of Diagnostic Health Corporation, an outpatient diagnostic imaging company which became a wholly-owned subsidiary of the Company in 1996. Mr. Maddox was founder and President of Russ Pharmaceuticals, Inc., Birmingham, Alabama, which was acquired by Ethyl Corporation in March 1989.

     William T. Owens, C.P.A., joined the Company in March 1986 as Controller and was appointed Vice President and Controller in December 1986. He was appointed Group Vice President -- Finance and Controller in June 1992 and Senior Vice President -- Finance and Controller in February 1994 and

Group Senior Vice President -- Finance and Controller in March 1998. Prior to joining the Company, Mr. Owens served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from 1981 to 1986.

     William W. Horton joined the Company in July 1994 as Group Vice President -- Legal Services and was named Senior Vice President and Corporate Counsel in May 1996. From August 1986 through June 1994, Mr. Horton practiced corporate, securities and healthcare law with the Birmingham, Alabama-based firm now known as Haskell Slaughter & Young, L.L.C., where he served as Chairman of the Healthcare Practice Group.

     See "Election of Directors" in the Proxy Statement to which this Appendix B is attached for identification of the Directors of the Company.

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the consolidated results of operations and financial condition of the Company, including certain factors related to recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's consolidated results of operations. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Appendix B.

     The Company completed the following major acquisitions over the last three years (common share amounts have been adjusted to reflect stock splits effected in the form of 100% stock dividends paid on April 17, 1995 and March 17, 1997):

   o On  April  1,  1995,   the  Company   purchased   the   operations  of  the
     rehabilitation hospital division of NovaCare, Inc. (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $235,000,000. The NovaCare Rehabilitation Hospitals consisted of 11 rehabilitation hospitals in seven states, 12 other facilities and two Certificates of Need.

   o On June 13, 1995, the Company acquired Surgical Health Corporation (the "SHC Acquisition"). A total of 17,062,960 shares of the Company's Common Stock were issued in the transaction, representing a value of $155,000,000 at the time of the acquisition. The Company also purchased SHC's $75,000,000 aggregate principal amount of 11.5% Senior Subordinated Notes due 2004 for an aggregate consideration of approximately $86,000,000. At that time, SHC operated a network of 36 free-standing surgery centers in 11 states, and five mobile lithotripsy units.

   o On October 26, 1995, the Company acquired Sutter Surgery Centers, Inc. (the "SSCI Acquisition"). A total of 3,552,002 shares of the Company's Common Stock were issued in the transaction, representing a value of $44,444,000 at the time of the acquisition. At that time, SSCI operated a network of 12 freestanding surgery centers in three states.

   o On December 1, 1995, the Company acquired Caremark Orthopedic Services Inc. (the "Caremark Acquisition"). The purchase price was approximately $127,500,000. At that time, Caremark owned and operated approximately 120 outpatient rehabilitation centers in 13 states.

   o On January 17, 1996, the Company acquired Surgical Care Affiliates, Inc. (the "SCA Acquisition"). A total of 91,856,678 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $1,400,000,000 at the time of the acquisition. At that time, SCA operated a network of 67 freestanding surgery centers in 24 states.

   o On March 14, 1996, the Company acquired Advantage Health Corporation (the "Advantage Health Acquisition"). A total of 18,203,978 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $315,000,000 at the time of the acquisition. At that time, Advantage Health operated a network of 136 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed subacute rehabilitation units, primarily located in the northern United States.

   o On August 20, 1996, the Company acquired Professional Sports Care Management, Inc. (the "PSCM Acquisition"). A total of 3,622,888 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $59,000,000 at the time of the acquisition. At that time, PSCM operated a network of 36 outpatient rehabilitation centers in three states.

   o On December 2, 1996, the Company acquired ReadiCare, Inc. (the "ReadiCare Acquisition"). A total of 4,007,954 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $76,000,000 at the time of the acquisition. At that time, ReadiCare operated a network of 37 occupational medicine and rehabilitation centers in two states.

   o On March 3, 1997, the Company acquired Health Images, Inc. ("Health Images"). A total of 10,343,470 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately
     $208,162,000 at the time of the acquisition. At that time, Health Images operated 49 freestanding diagnostic centers in 13 states and six in the United Kingdom.

   o On September 30, 1997 the Company acquired ASC Network Corporation (the "ASC Acquisition"). The Company paid approximately $130,827,000 in cash for all of the issued and outstanding capital stock of ASC and assumed approximately $61,000,000 in debt. At that time, ASC operated 29 outpatient surgery centers in eight states.

   o On October 23, 1997 the Company acquired National Imaging Affiliates, Inc. ("NIA"). A total of 984,189 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately
     $20,706,000 at the time of the acquisition. At that time, NIA operated eight diagnostic imaging centers in six states.

   o On October 29, 1997, the Company acquired Horizon/CMS Healthcare Corporation (the "Horizon/CMS Acquisition"). A total of 45,261,000 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $975,824,000 at the time of the acquisition, and the Company assumed approximately $740,000,000 in debt. At that time, Horizon/CMS operated 30 inpatient rehabilitation facilities and approximately 275 outpatient rehabilitation centers, among other strategic businesses, as well as certain long-term care businesses. On December 31, 1997, the Company sold the long-term care assets of Horizon/CMS, including 139 long-term care facilities, 12 specialty hospitals, 35 institutional pharmacy locations and over 1,000 rehabilitation therapy contracts with long-term care facilities, to Integrated Health Services, Inc. ("IHS"). IHS paid approximately $1,130,000,000 in cash (net of certain adjustments) and assumed approximately $94,000,000 in debt in the transaction.

     Each of the NovaCare Rehabilitation Hospitals Acquisition, the Caremark Acquisition, the ASC Acquisition, the Horizon/CMS Acquisition and the NIA Acquisition was accounted for under the purchase method of accounting and, accordingly, the acquired operations are included in the Company's consolidated financial information from their respective dates of acquisition. Each of the SHC Acquisition, the SSCI Acquisition, the SCA Acquisition, the Advantage Health Acquisition and the Health Images Acquisition was accounted for as a pooling of interests and, with the exception of data set forth relating to revenues derived from Medicare and Medicaid, all amounts shown in the following discussion have been restated to reflect such acquisitions. SHC, SSCI, SCA, Advantage Health and Health Images did not separately track such revenues. The PSCM Acquisition and the ReadiCare Acquisition were also accounted for as poolings of interests. However, due to the immateriality of PSCM and ReadiCare, the Company's historical financial statements for all periods prior to the quarters in which the respective mergers took place have not been restated. Instead, stockholders' equity has been increased during 1996 to reflect the effects of the PSCM Acquisition and the ReadiCare Acquisition. The results of operations of PSCM and ReadiCare are included in the accompanying financial statements and the following discussion from the date of acquisition forward (see Note 2 of "Notes to Consolidated Financial Statements" for further discussion).

     The Company determines the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal terms of partnerships where applicable. The Company utilizes independent appraisers and relies on its own management expertise in evaluating each of the factors noted above.

With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, a history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows to the estimated fair market value.

     Governmental, commercial and private payors have increasingly recognized the need to contain their costs for healthcare services. These payors, accordingly, are turning to closer monitoring of services, prior authorization requirements, utilization review and increased utilization of outpatient services. During the periods discussed below, the Company has experienced an increased effort by these payors to contain costs through negotiated discount pricing. The Company views these efforts as an opportunity to demonstrate the effectiveness of its clinical programs and its ability to provide its rehabilitative healthcare services efficiently. The Company has entered into a number of contracts with payors to provide services and has realized an increased volume of patients as a result.

     The Company's revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors
(primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. Management determines allowances for doubtful accounts and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts estimated by management to be collectible.

     The Company, in many cases, operates more than one site within a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets.

RESULTS OF OPERATIONS OF THE COMPANY

Twelve-Month Periods Ended December 31, 1995 and 1996

     The Company operated 739 outpatient rehabilitation locations at December 31, 1996, compared to 537 outpatient rehabilitation locations at December 31, 1995. In addition, the Company operated 96 inpatient rehabilitation facilities, 135 surgery centers, 72 diagnostic centers and five medical centers at December 31, 1996, compared to 95 inpatient rehabilitation facilities, 122 surgery centers, 69 diagnostic centers and five medical centers at December 31, 1995.

     The Company's operations generated revenues of $2,568,155,000 in 1996, an increase of $449,474,000, or 21.2%, as compared to 1995 revenues. Same store revenues for the twelve months ended December 31, 1996 were $2,408,294,000, an increase of $289,613,000, or 13.7%, as compared to the same period in 1995. New store revenues for 1996 were $159,861,000. New store revenues reflect the acquisition of one inpatient rehabilitation hospital, the addition of eight new outpatient surgery centers, and the acquisition of outpatient rehabilitation operations in 57 new markets (see Note 9 of "Notes to Consolidated Financial Statements"). The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 37.8% and 2.9% of total revenues for 1996, compared to 40.0% and 2.5% of total revenues for 1995. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. During 1996, same store outpatient visits, inpatient days and surgical cases increased 19.9%, 10.8% and 7.3%, respectively. Revenue per outpatient visit, inpatient day and surgical case for same store operations increased (decreased) by (0.8)%, 3.8% and 1.1%, respectively.

     Operating expenses, at the operating unit level, were $1,667,248,000, or 64.9% of revenues, for 1996, compared to 68.0% of revenues for 1995. The decrease in operating expenses as a percentage of revenues is primarily attributable to the 13.7% increase in same store revenues noted above. Same store operating expenses for 1996 were $1,567,820,000, or 65.1% of related revenues. New store operating expenses were $99,428,000, or 62.2% of related revenues. Corporate general and administrative expenses increased from
$65,424,000  in 1995 to  $79,354,000  in  1996.  As a  percentage  of  revenues, corporate general and administrative expenses were 3.1% in both 1995 and 1996. Total operating expenses were $1,746,602,000, or 68.0% of revenues, for 1996, compared to $1,506,483,000, or 71.1% of revenues, for 1995. The provision for doubtful accounts was $58,637,000, or 2.3% of revenues, for 1996, compared to $42,305,000, or 2.0% of revenues, for 1995.

     Depreciation and amortization expense was $207,132,000 for 1996, compared to $160,901,000 for 1995. The increase resulted from the investment in additional assets by the Company. Interest expense decreased to $98,751,000 in 1996, compared to $105,517,000 for 1995, primarily because of the favorable interest rates on the Company's revolving credit facility (see "Liquidity and Capital Resources"). For 1996, interest income was $6,034,000, compared to $8,009,000 for 1995. The decrease in interest income resulted primarily from a decrease in the average amount outstanding in interest-bearing investments.

     Merger expenses in 1996 of $41,515,000 represent costs incurred or accrued in connection with completing the SCA Acquisition ($19,727,000), the Advantage Health Acquisition ($9,212,000), the PSCM Acquisition ($5,513,000) and the ReadiCare Acquisition ($7,063,000). For further discussion, see Note 2 of "Notes to Consolidated Financial Statements".

     Income before minority interests and income taxes for 1996 was $384,162,000, compared to $238,382,000 for 1995. Minority interests reduced income before income taxes by $50,369,000 in 1996, compared to $43,753,000 for 1995. The provision for income taxes for 1996 was $143,929,000, compared to $86,161,000 for 1995, resulting in effective tax rates of 43.1% for 1996 and 44.3% for 1995. Net income for 1996 was $189,864,000.

Twelve-Month Periods Ended December 31, 1996 and 1997

     The  Company  operated   approximately   1,150  outpatient   rehabilitation
locations at December 31, 1997, compared to 739 outpatient rehabilitation locations at December 31, 1996. In addition, the Company operated 133 inpatient rehabilitation facilities, 172 surgery centers, 101 diagnostic centers and four medical centers at December 31, 1997, compared to 96 inpatient rehabilitation facilities, 135 surgery centers, 72 diagnostic centers and five medical centers at December 31, 1996.

     The Company's operations generated revenues of $3,017,269,000 in 1997, an increase of $449,114,000, or 17.5%, as compared to 1996 revenues. Same store revenues for the twelve months ended December 31, 1997 were $2,834,528,000, an increase of $266,373,000, or 10.4%, as compared to the same period in 1996. New store revenues for 1997 were $182,741,000. New store revenues reflect primarily the addition of 30 inpatient rehabilitation hospitals and 275 outpatient centers from the Horizon/CMS Acquisition, the addition of 29 outpatient surgery centers from the ASC Acquisition, and the acquisition of outpatient rehabilitation operations in 28 new markets (see Note 9 of "Notes to Consolidated Financial Statements"). The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 36.9% and 2.3% of total revenues for 1997, compared to 37.8% and 2.9% of total revenues for 1996. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. During 1997, same store outpatient visits, inpatient days, surgical cases and diagnostic cases increased 20.6%, 10.8%, 8.8% and 12.3%, respectively. Revenue per outpatient visit, inpatient day, surgical case and diagnostic case for same store operations increased (decreased) by 2.6%, 1.6%, (0.4)% and (0.3) %, respectively.

     Operating expenses, at the operating unit level, were $1,888,435,000, or 62.6% of revenues, for 1997, compared to 64.9% of revenues for 1996. The decrease in operating expenses as a percentage of revenues is primarily attributable to the 10.4% increase in same store revenues noted above. In same store operations, the incremental costs associated with increased revenues are significantly lower as a percentage of those increased revenues. Same store operating expenses for 1997 were $1,752,208,000, or 61.8% of related revenues. New store operating expenses were $136,227,000, or 74.5% of related revenues. New store revenues and operating expenses for 1997 include two months of operations of the facilities acquired from Horizon/CMS, in which aggregate operating expenses are significantly higher as a percentage of related revenues than the Company's other facilities. Corporate general and administrative expenses increased from $79,354,000 in 1996 to $82,757,000 in 1997. As a percentage of revenues, corporate general and administrative expenses decreased from 3.1% in 1996 to 2.7% in 1997. Total operating expenses were $1,971,192,000, or 65.3% of revenues, for 1997, compared to $1,746,602,000, or 68.0% of revenues, for 1996. The provision for doubtful accounts was $71,468,000, or 2.4% of revenues, for 1997, compared to $58,637,000, or 2.3% of revenues, for 1996.

     Depreciation and amortization expense was $250,010,000 for 1997, compared to $207,132,000 for 1996. The increase resulted from the investment in additional assets by the Company. Interest expense increased to $111,504,000 in 1997, compared to $98,751,000 for 1996, primarily because of the increased amount outstanding under the Company's revolving credit facility (see "Liquidity and Capital Resources"). For 1997, interest income was $4,414,000, compared to $6,034,000 for 1996. The decrease in interest income resulted primarily from a decrease in the average amount outstanding in interest-bearing investments.

     Merger expenses in 1997 of $15,875,000 represent costs incurred or accrued in connection with completing the Health Images Acquisition. For further discussion, see Note 2 of "Notes to Consolidated Financial Statements".

     Income before minority interests and income taxes for 1997 was $601,634,000, compared to $384,162,000 for 1996. Minority interests reduced income before income taxes by $64,873,000 in 1997, compared to $50,369,000 for 1996. The provision for income taxes for 1997 was $206,153,000, compared to $143,929,000 for 1996, resulting in effective tax rates of 38.4% for 1997 and 43.1% for 1996. Net income for 1997 was $330,608,000.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, the Company had working capital of $566,751,000, including cash and marketable securities of $152,399,000. Working capital at December 31, 1996 was $564,529,000, including cash and marketable securities of $153,831,000. For 1997, cash provided by operations was $415,848,000, compared to $388,345,000 for 1996. For 1997, investing activities provided $366,514,000, compared to using $485,193,000 for 1996. The change is primarily due to the proceeds from the sale of the long-term care assets of Horizon/CMS to IHS in 1997. Additions to property, plant and equipment and acquisitions accounted for $346,141,000 and $270,218,000, respectively, during 1997. Those same investing activities accounted for $204,792,000 and $91,391,000, respectively, in 1996. Financing activities used $784,360,000 and provided $95,107,000 during 1997 and 1996, respectively. The change is primarily due to the Company's use of proceeds from the IHS sale to pay down outstanding indebtedness. Net borrowing (reductions) proceeds for 1997 and 1996 were $(771,570,000) and $101,366,000, respectively.

     Net accounts receivable were $745,994,000 at December 31, 1997, compared to $540,389,000 at December 31, 1996. The number of days of average annual revenues in ending receivables was 75.8 at December 31, 1997, compared to 76.8 at December 31, 1996. The concentration of net accounts receivable from patients, third-party payors, insurance companies and others at December 31, 1997 was consistent with the related concentration of revenues for the period then ended.

     The Company has a $1,250,000,000 revolving credit facility with NationsBank, N.A. ("NationsBank") and other participating banks (the "1996 Credit Agreement"). The 1996 Credit Agreement replaced a previous $1,000,000,000 revolving credit agreement, also with NationsBank. Interest is paid based on LIBOR plus a predetermined margin, a base rate or competitively bid rates from the participating banks. This credit facility has a maturity date of March 31, 2001. The Company provided a negative pledge on all assets for the 1996 Credit Agreement. Pursuant to the terms of the 1996 Credit Agreement, the Company has elected to convert $350,000,000 of the $1,250,000,000 1996 Credit Agreement into a two-year amortizing term note maturing on December 31, 1999. The Company has received a $350,000,000 commitment from NationsBank for an additional 364-day facility (the "Interim Revolving Credit Facility") which is on substantially the same terms as the 1996 Credit Agreement. The effective interest rate on the average outstanding balance under the 1996 Credit Agreement was 5.87% for the twelve months ended December 31, 1997, compared to the average prime rate of 8.44%
during the same period. At December 31, 1997, the Company had drawn $1,175,000,000 under the 1996 Credit Agreement. For further discussion, see Note 7 of "Notes to Consolidated Financial Statements".

     In connection with the Horizon/CMS Acquisition, the Company obtained a $1,250,000,000 Senior Bridge Credit Facility from NationsBank, N.A. and nine other banks on substantially the same terms as the 1996 Credit Agreement. At the time of the closing of the Horizon/CMS Acquisition, approximately $1,000,000,000 was drawn under the Senior Bridge Credit Facility, primarily to repay certain existing indebtedness of Horizon/CMS. The Company repaid all amounts drawn as of December 31, 1997 under the Senior Bridge Credit Facility upon the closing of the sale of the Horizon/ CMS long-term care assets to IHS, thereby permanently reducing the amount available thereunder to $500,000,000. The effective interest rate on the average outstanding balance under the Senior Bridge Credit Facility was 6.52% for the twelve months ended December 31, 1997 (see Note 7 of "Notes to Consolidated Financial Statements").

     In 1994, the Company issued $115,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "2001 Debentures"). The Company called the 2001 Debentures for redemption on April 1, 1997. Prior to the redemption date, the holders of the 2001 Debentures surrendered substantially all of the 2001 Debentures for conversion into approximately 12,226,000 shares of the Company's Common Stock.

     On March 20, 1998, the Company issued $500,000,000 principal amount of 3.25% Convertible Subordinated Debentures due 2003 (the "2003 Debentures"). Proceeds from the sale of the 2003 Debentures were used to pay off all amounts under the Senior Bridge Credit Facility and reduce outstanding amounts under the 1996 Credit Agreement. Effective with the sale of the Debentures, the Senior Bridge Credit Facility was terminated.

     The Company intends to pursue the acquisition or development of additional healthcare operations, including outpatient rehabilitation facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient diagnostic centers and companies engaged in the provision of rehabilitation-related services, and to expand certain of its existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, the Company anticipates that over the next twelve months, it will spend approximately $100,000,000 on maintenance and expansion of its existing facilities and approximately $300,000,000 on development of the Integrated Service Model.

     Although the Company is continually considering and evaluating acquisitions and opportunities for future growth, the Company has not entered into any agreements with respect to material future acquisitions. The Company believes that existing cash, cash flow from operations and borrowings under the revolving line of credit and the interim revolving credit facility will be sufficient to satisfy the Company's estimated cash requirements for the next twelve months, and for the reasonably foreseeable future. In addition, the Company expects to explore other opportunities within the capital markets as a result of its reduced leverage and investment grade rating.

     Inflation in recent years has not had a significant effect on the Company's business, and is not expected to adversely affect the Company in the future unless it increases significantly.

EXPOSURES TO MARKET RISK

     The Company is exposed to market risk related to changes in interest rates. Because of its favorable borrowing arrangements and current market conditions, the Company currently does not use derivatives, such as swaps or caps, to alter the interest characteristics of its debt instruments and investment securities. The impact on earnings and value of market risk-sensitive financial instruments (principally marketable security investments and long-term debt) is subject to change as a result of movements in market rates and prices. The Company uses sensitivity analysis models to evaluate these impacts.

     The Company's investment in marketable securities was $4,326,000 at December 31, 1997, which represents less than 0.1% of total assets at that date. These securities are generally short-term, highly-liquid instruments and, accordingly, their fair value approximates cost. Earnings on investments in marketable securities are not significant to the Company's results of operations, and therefore any changes in interest rates would have a minimal impact on future pre-tax earnings.

     With respect to the Company's interest-bearing liabilities, approximately $1,175,000,000 in long-term debt at December 31, 1997 is subject to variable rates of interest, while the remaining balance in long-term debt of $426,824,000 is subject to fixed rates of interest (see Note 7 of "Notes to Consolidated Financial Statements for further description). The fair value of the Company's total long-term debt, based on discounted cash flow analyses, approximates its carrying value at December 31, 1997. Based on a hypothetical 1% increase in interest rates, the potential losses in future pre-tax earnings would be approximately $11,175,000. The impact of such a change on the carrying value of long-term debt would not be significant. These amounts are determined considering the impact of the hypothetical interest rates on the Company's borrowing cost and long-term debt balances. These analyses do not consider the effects, if any, of the potential changes in the overall level of economic activity that could exist in such an environment. Further, in the event of a change of significant magnitude, management would expect to take actions intended to further mitigate its exposure to such change. Subsequent to December 31, the Company issued $500,000,000 in principal amount of the 2003 Debentures (see Note 14 of "Notes to Consolidated Financial Statements"). The proceeds were used to pay down existing variable-rate indebtedness, which will in effect further reduce the Company's exposure to market risk related to interest rate fluctuations.

     Foreign operations, and the related market risks associated with foreign currency, are currently insignificant to the Company's results of operations and financial position.

COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in the Company's mission-critical applications and if that code will produce accurate information with relation to date-sensitive calculations after the turn of the century.

     The  Company  has  completed  a thorough  review of its  material  computer applications and determined that such applications contain very few date-sensitive calculations. The Company's computer applications are divided into two categories, those maintained internally by the Company's Information Technology Group and those maintained externally by the applications' vendors. For internally maintained applications, revisions are currently being made and are expected to be implemented by the first quarter of 1999. The Company expects that the total cost associated with these revisions will be less than $1,000,000. These costs will be primarily incurred during 1998 and be charged to expense as incurred. For externally maintained systems, the Company has received written confirmation from the vendors that each system is currently year 2000 compliant or will be made year 2000 compliant during 1998. The cost to be incurred by the Company related to externally maintained systems is expected to be minimal.

     The Company has initiated a program to determine whether the computer applications of its significant payors and suppliers will be upgraded in a timely manner. The Company has not completed this review; however, initial responses indicate that no significant problems are currently expected to arise. The Company has also initiated a program to determine whether embedded applications which control certain medical and other equipment will be affected. The nature of the Company's business is such that any failure of these type applications is not expected to have a material adverse effect on its business.

     Because of the many uncertainties associated with year 2000 compliance issues, and because the Company's assessment is necessarily based on information from third party-vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct.

FORWARD-LOOKING STATEMENTS

     Statements contained in this Appendix B which are not historical facts are forward-looking statements. In addition, the Company, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for the Company's services by governmental or private payors, competitive pressures in the healthcare industry and the Company's response thereto, the Company's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in the Company's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in the Company's Securities and Exchange Commission filings and other public announcements.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
HEALTHSOUTH Corporation

     We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Corporation and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Corporation and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP

Birmingham, Alabama
February 25, 1998, except for Note 14,
    as to which the date is March 20, 1998

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                                        DECEMBER 31,

                                                                               ------------------------------
                                                                                    1996             1997
                                                                               --------------   -------------
                                                                                       (IN THOUSANDS)


ASSETS
Current assets:

 Cash and cash equivalents (Note 3) ........................................     $  150,071      $  148,073
 Other marketable securities (Note 3) ......................................          3,760           4,326
 Accounts receivable, net of allowances for
   doubtful accounts of $75,360,000
   in 1996 and $123,545,000 in 1997.........................................        540,389         745,994
 Inventories ...............................................................         47,408          64,029
 Prepaid expenses and other current assets .................................        128,174         120,776
 Deferred income taxes (Note 10) ...........................................         15,238              --
                                                                                 ----------      ----------
Total current assets .......................................................        885,040       1,083,198
Other assets:
 Loans to officers .........................................................          1,396           1,007
 Assets held for sale (Note 9) .............................................             --          60,400
 Other (Note 4) ............................................................         84,016         162,311
                                                                                 ----------      ----------
                                                                                     85,412         223,718

Property, plant and equipment, net (Note 5) ................................      1,464,833       1,850,765
Intangible assets, net (Note 6) ............................................      1,094,421       2,243,372
                                                                                 ----------      ----------
Total assets ...............................................................     $3,529,706      $5,401,053
                                                                                 ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..........................................................     $  116,451      $  124,058
 Salaries and wages payable ................................................         67,793         121,768
 Accrued interest payable and other liabilities ............................         75,936          97,506
 Income taxes payable ......................................................         13,242          92,507
 Deferred income taxes (Note 10) ...........................................             --          34,119
 Current portion of long-term debt (Note 7) ................................         47,089          46,489
                                                                                 ----------      ----------
Total current liabilities ..................................................        320,511         516,447

Long-term debt (Note 7) ....................................................      1,513,054       1,555,335
Deferred income taxes (Note 10) ............................................         51,790          76,613
Deferred revenue and other long-term liabilities ...........................          3,964           1,538
Minority interests-limited partnerships (Note 1) ...........................         71,286          93,692
Commitments and contingencies (Note 11) Stockholders' equity (Notes 8 and 12):

 Preferred stock, $.10 par value--1,500,000 shares authorized;
    issued and outstanding- none ...............................................         --              --
 Common stock, $.01 par value--500,000,000 shares authorized; issued--
   326,493,000 in 1996 and 395,233,000 in 1997 .............................          3,265           3,952
 Additional paid-in capital ................................................      1,060,012       2,317,821
 Retained earnings .........................................................        525,718         853,641
 Treasury stock, at cost (182,000 shares in 1996 and 1997) .................           (323)           (323)
 Receivable from Employee Stock Ownership Plan .............................        (14,148)        (12,247)
 Notes receivable from stockholders ........................................         (5,423)         (5,416)
                                                                                 ----------      ----------
Total stockholders' equity .................................................      1,569,101       3,157,428
                                                                                 ----------      ----------
Total liabilities and stockholders' equity .................................     $3,529,706      $5,401,053
                                                                                 ==========      ==========
                            See accompanying notes.


                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME



                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                1995            1996            1997
                                                           -------------   -------------   -------------
                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

Revenues ...............................................    $2,118,681      $2,568,155      $3,017,269
Operating unit expenses ................................     1,441,059       1,667,248       1,888,435
Corporate general and administrative expenses ..........        65,424          79,354          82,757
Provision for doubtful accounts ........................        42,305          58,637          71,468
Depreciation and amortization ..........................       160,901         207,132         250,010
Merger and acquisition related expenses (Notes 2 and 9).        19,553          41,515          15,875
Loss on impairment of assets (Note 13) .................        53,549          37,390              --
Interest expense .......................................       105,517          98,751         111,504
Interest income ........................................        (8,009)         (6,034)         (4,414)
                                                            ----------      ----------      ----------
                                                             1,880,299       2,183,993       2,415,635
                                                            ----------      ----------      ----------
Income from continuing operations before
 income taxes, minority interests and
 extraordinary item ...................................        238,382         384,162         601,634
Provision for income taxes (Note 10) ...................        86,161         143,929         206,153
                                                            ----------      ----------      ----------
                                                               152,221         240,233         395,481
Minority interests .....................................        43,753          50,369          64,873
                                                            ----------      ----------      ----------
Income from continuing operations before
 extraordinary item ....................................       108,468         189,864         330,608
Loss from discontinued operations ......................        (1,162)             --              --
Extraordinary item ( Note 2) ...........................        (9,056)             --              --
                                                            ----------      ----------      ----------
Net income .............................................    $   98,250      $  189,864      $  330,608
                                                            ==========      ==========      ==========
Weighted average common shares outstanding .............       289,594         321,367         346,872
                                                            ==========      ==========      ==========
Net income per common share: ...........................
 Continuing operations .................................    $     0.37      $     0.59      $     0.95
 Discontinued operations ...............................          0.00              --              --
 Extraordinary item ....................................        ( 0.03)             --              --
                                                            ----------      ----------      ----------
                                                            $     0.34      $     0.59      $     0.95
                                                            ==========      ==========      ==========
Weighted average common shares outstanding
   - assuming dilution ..................................      320,018         349,033         365,546
                                                            ==========      ==========      ==========
Net income per common share - assuming dilution:
 Continuing operations .................................    $     0.35      $     0.55      $     0.91
 Discontinued operations ...............................          0.00              --              --
 Extraordinary item ....................................        ( 0.03)             --              --
                                                            ----------      ----------      ----------
                                                            $     0.32      $     0.55      $     0.91
                                                            ==========      ==========      ==========
                             See accompanying notes.


                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                                                            COMMON STOCK        ADDITIONAL
                                                                       ----------------------     PAID-IN

                                                                          SHARES     AMOUNT       CAPITAL

                                                                       ----------- ---------- --------------
                                                                                  (IN THOUSANDS)

Balance at December 31, 1994 .........................................   145,029     $1,451     $  607,024
Adjustment for ReLife Merger (Note 2) ................................     2,732         27          7,114
Proceeds from exercise of options (Note 8) ...........................     1,136         11         10,218
Proceeds from issuance of common shares ..............................    15,232        152        334,896
Income tax benefits related to incentive stock options (Note 8) ......        --         --          6,653
Reduction in receivable from ESOP ....................................        --         --             --
Loans made to stockholders ...........................................        --         --             --
Purchase of limited partnership units ................................        --         --             --
Purchases of treasury stock ..........................................        --         --             --
Net income ...........................................................        --         --             --
Translation adjustment ...............................................        --         --             --
Dividends paid .......................................................        --         --             --
                                                                         -------     ------     ----------
Balance at December 31, 1995 .........................................   164,129      1,641        965,905
Adjustment for Advantage Health Merger (Note 2) ......................        --         --             --
Adjustment for 1996 mergers (Note 2) .................................     4,047         40         68,785
Proceeds from exercise of options (Note 8) ...........................     3,514         36         34,380
Income tax benefits related to incentive stock options (Note 8) ......        --         --         23,767
Reduction in receivable from ESOP ....................................        --         --             --
Payments received on stockholders' notes receivable ..................        --         --             --
Purchase of limited partnership units ................................        --         --             --
Purchase of treasury stock ...........................................        --         --             --
Retirement of treasury stock .........................................    (1,835)       (18)       (31,259)
Net income ...........................................................        --         --             --
Translation adjustment ...............................................        --         --             --
Dividends paid .......................................................        --         --             --
Stock split ..........................................................   156,638      1,566         (1,566)
                                                                         -------     ------     ----------
Balance at December 31, 1996 .........................................   326,493      3,265      1,060,012
Common shares issued in connection with acquisitions (Note 9) ........    46,245        462        996,068
Value of options exchanged in connection with the
  Horizon/CMS acquisition (Note 9) ..................................        --         --         23,191
Common shares issued upon conversion of 5% Convertible
Subordinated Debentures due 2001 (Note 7) ............................    12,226        122        113,050
Proceeds from exercise of options (Note 8) ...........................    10,269        103         58,921
Income tax benefits related to incentive stock options (Note 8) ......        --         --         66,579
Reduction in receivable from ESOP ....................................        --         --             --
Payments received on stockholders' notes receivable ..................        --         --             --
Purchase of limited partnership units ................................        --         --             --
Net income ...........................................................        --         --             --
Translation adjustment ...............................................        --         --             --
                                                                         -------     ------     ----------
Balance at December 31, 1997 .........................................   395,233     $3,952     $2,317,821
                                                                         =======     ======     ==========

                                                                                         TREASURY STOCK
                                                                         RETAINED   -------------------------  RECEIVABLE
                                                                         EARNINGS      SHARES       AMOUNT      FROM ESOP
                                                                       ------------ ----------- ------------- ------------
                                                                                          (IN THOUSANDS)
Balance at December 31, 1994 .........................................  $ 273,768       2,482     $ (22,367)   $ (17,477)
Adjustment for ReLife Merger (Note 2) ................................     (3,734)         --            --           --
Proceeds from exercise of options (Note 8) ...........................         --          --            --           --
Proceeds from issuance of common shares ..............................         --          --            --           --
Income tax benefits related to incentive stock options (Note 8) ......         --          --            --           --
Reduction in receivable from ESOP ....................................         --          --            --        1,591
Loans made to stockholders ...........................................         --          --            --           --
Purchase of limited partnership units ................................     (4,767)         --            --           --
Purchases of treasury stock ..........................................         --         588        (8,497)          --
Net income ...........................................................     98,250          --            --           --
Translation adjustment ...............................................        247          --            --           --
Dividends paid .......................................................     (8,403)         --            --           --
                                                                        ---------       -----     ---------    ---------
Balance at December 31, 1995 .........................................    355,361       3,070       (30,864)     (15,886)
Adjustment for Advantage Health Merger (Note 2) ......................    (17,638)         --            --           --
Adjustment for 1996 mergers (Note 2) .................................     (1,256)         --            --           --
Proceeds from exercise of options (Note 8) ...........................         --          --            --           --
Income tax benefits related to incentive stock options (Note 8) ......         --          --            --           --
Reduction in receivable from ESOP ....................................         --          --            --        1,738
Payments received on stockholders' notes receivable ..................         --          --            --           --
Purchase of limited partnership units ................................        (83)         --            --           --
Purchase of treasury stock ...........................................         --          89          (736)          --
Retirement of treasury stock .........................................         --      (3,068)       31,277           --
Net income ...........................................................    189,864          --            --           --
Translation adjustment ...............................................        692          --            --           --
Dividends paid .......................................................     (1,222)         --            --           --
Stock split ..........................................................         --          91            --           --
                                                                        ---------      ------     ---------    ---------
Balance at December 31, 1996 .........................................    525,718         182          (323)     (14,148)
Common shares issued in connection with acquisitions (Note 9) ........         --          --            --           --
Value of options exchanged in connection with the
 Horizon/CMS acquisition (Note 9) ....................................         --          --            --           --
Common shares issued upon conversion of 5% Convertible
 Subordinated Debentures due 2001 (Note 7) ...........................         --          --            --           --
Proceeds from exercise of options (Note 8) ...........................         --          --            --           --
Income tax benefits related to incentive stock options (Note 8) ......         --          --            --           --
Reduction in receivable from ESOP ....................................         --          --            --        1,901
Payments received on stockholders' notes receivable ..................         --          --            --           --
Purchase of limited partnership units ................................     (2,465)         --            --           --
Net income ...........................................................    330,608          --            --           --
Translation adjustment ...............................................       (220)         --            --           --
                                                                        ---------      ------     ---------    ---------
Balance at December 31, 1997 .........................................  $ 853,641         182     $    (323)   $ (12,247)
                                                                        =========      ======     =========    =========


                                                                           NOTES
                                                                         RECEIVABLE       TOTAL
                                                                            FROM      STOCKHOLDERS'
                                                                        STOCKHOLDERS     EQUITY
                                                                       ------------- --------------
                                                                              (IN THOUSANDS)
Balance at December 31, 1994 .........................................   $ (5,240)     $  837,159
Adjustment for ReLife Merger (Note 2) ................................         --           3,407
Proceeds from exercise of options (Note 8) ...........................         --          10,229
Proceeds from issuance of common shares ..............................         --         335,048
Income tax benefits related to incentive stock options (Note 8) ......         --           6,653
Reduction in receivable from ESOP ....................................         --           1,591
Loans made to stockholders ...........................................     (1,231)         (1,231)
Purchase of limited partnership units ................................         --          (4,767)
Purchases of treasury stock ..........................................         --          (8,497)
Net income ...........................................................         --          98,250
Translation adjustment ...............................................         --             247
Dividends paid .......................................................         --          (8,403)
                                                                         --------      ----------
Balance at December 31, 1995 .........................................     (6,471)      1,269,686
Adjustment for Advantage Health Merger (Note 2) ......................         --         (17,638)
Adjustment for 1996 mergers (Note 2) .................................         --          67,569
Proceeds from exercise of options (Note 8) ...........................         --          34,416
Income tax benefits related to incentive stock options (Note 8) ......         --          23,767
Reduction in receivable from ESOP ....................................         --           1,738
Payments received on stockholders' notes receivable ..................      1,048           1,048
Purchase of limited partnership units ................................         --             (83)
Purchase of treasury stock ...........................................         --            (736)
Retirement of treasury stock .........................................         --              --
Net income ...........................................................         --         189,864
Translation adjustment ...............................................         --             692
Dividends paid .......................................................         --          (1,222)
Stock split ..........................................................         --              --
                                                                         --------      ----------
Balance at December 31, 1996 .........................................     (5,423)      1,569,101
Common shares issued in connection with acquisitions (Note 9) ........         --         996,530
Value of options exchanged in connection with the
Horizon/CMS acquisition (Note 9) .....................................         --          23,191
Common shares issued upon conversion of 5% Convertible Subordi-
 nated Debentures due 2001 (Note 7) ..................................         --         113,172
Proceeds from exercise of options (Note 8) ...........................         --          59,024
Income tax benefits related to incentive stock options (Note 8) ......         --          66,579
Reduction in receivable from ESOP ....................................         --           1,901
Payments received on stockholders' notes receivable ..................          7               7
Purchase of limited partnership units ................................         --          (2,465)
Net income ...........................................................         --         330,608
Translation adjustment ...............................................         --            (220)
                                                                         --------      ----------
Balance at December 31, 1997 .........................................   $ (5,416)     $3,157,428
                                                                         ========      ==========


                            See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                           YEAR ENDED DECEMBER 31,

                                                                                  ------------------------------------------
                                                                                      1995          1996           1997
                                                                                  ------------ ------------- ---------------
                                                                                                (IN THOUSANDS)

OPERATING ACTIVITIES
Net income ......................................................................  $   98,250   $  189,864    $    330,608
Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
 Depreciation and amortization ..................................................     160,901      207,132         250,010
 Provision for doubtful accounts ................................................      42,305       58,637          71,468
 Provision for losses on impairment of assets ...................................      53,549       37,390              --
 Merger and acquisition related expenses ........................................      19,553       41,515          15,875
 Loss on extinguishment of debt .................................................      14,606           --              --
 Income applicable to minority interests of limited partnerships ................      43,753       50,369          64,873
 Provision for deferred income taxes ............................................         396       14,308          12,520
 Provision for deferred revenue .................................................      (1,990)      (1,255)           (406)
 Changes in operating assets and liabilities, net of effects of acquisitions:
  Accounts receivable ...........................................................     (69,754)    (141,323)       (196,623)
  Inventories, prepaid expenses and other current assets ........................       1,370      (35,084)         20,092
  Accounts payable and accrued expenses .........................................     (12,880)     (33,208)       (152,569)
                                                                                   ----------   ----------    ------------
Net cash provided by operating activities .......................................     350,059      388,345         415,848
INVESTING ACTIVITIES
Purchases of property, plant and equipment ......................................    (183,867)    (204,792)       (346,141)
Proceeds from sale of property, plant and equipment .............................      16,026           --              --
Proceeds from sale of non-strategic assets ......................................          --           --       1,136,571
Additions to intangible assets, net of effects of acquisitions ..................    (117,900)    (175,380)        (61,887)
Assets obtained through acquisitions, net of liabilities assumed ................    (517,773)     (91,391)       (270,218)
Changes in other assets .........................................................      (6,963)     (14,214)        (91,245)
Proceeds received on sale of other marketable securities ........................      22,513          584             773
Investments in other marketable securities ......................................     (11,304)          --          (1,339)
                                                                                   ----------   ----------    ------------
Net cash (used in) provided by investing activities .............................    (799,268)    (485,193)        366,514
FINANCING ACTIVITIES
Proceeds from borrowings ........................................................     721,973      205,873       1,763,243
Principal payments on long-term debt ............................................    (502,152)    (104,507)     (2,534,813)
Early retirement of debt ........................................................     (14,606)          --              --
Proceeds from exercise of options ...............................................      10,083       34,415          59,024
Proceeds from issuance of common stock ..........................................     330,954           --              --
Purchase of treasury stock ......................................................      (8,497)        (736)             --
Reduction in receivable from ESOP ...............................................       1,591        1,738           1,901
(Loans made to) payments received from stockholders .............................      (1,231)       1,048               7
Dividends paid ..................................................................      (8,403)      (1,222)             --
Proceeds from investment by minority interests ..................................       1,103          510           2,572
Purchase of limited partnership units ...........................................     (10,076)      (3,064)         (2,685)
Payment of cash distributions to limited partners ...............................     (36,697)     (38,948)        (73,609)
                                                                                   ----------   ----------    ------------
Net cash provided by (used in) financing activities .............................     484,042       95,107        (784,360)
                                                                                   ----------   ----------    ------------
Increase (decrease) in cash and cash equivalents ................................      34,833       (1,741)         (1,998)
Cash and cash equivalents at beginning of year (Note 2) .........................     116,121      155,449         150,071
                                                                                   ----------   ----------    ------------
Cash flows related to mergers (Note 2) ..........................................       4,495       (3,637)             --
                                                                                   ----------   ----------    ------------
Cash and cash equivalents at end of year ........................................  $  155,449   $  150,071    $    148,073
                                                                                   ==========   ==========    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash paid during the year for:

 Interest .......................................................................  $  103,973   $   97,024    $    112,223
 Income taxes ...................................................................      85,714       67,975         137,778


Non-cash investing activities:

  The  Company   assumed   liabilities  of   $84,820,000,   $19,197,000   and  $
  1,153,825,000 during the years ended December 31, 1995, 1996 and 1997, respectively, in connection with its acquisitions.

  During the year ended December 31, 1996, the Company issued approximately 8,095,000 common shares as consideration for mergers (see Note 2).

  During the year ended December 31, 1997, the Company issued 46,245,000 common shares with a market value of $996,530,000 as consideration for acquisitions accounted for as purchases.

Non-cash financing activities:

  During 1995 and 1997, the Company effected two-for-one stock splits of its common stock which were effected in the form of 100% stock dividends.

  The Company received a tax benefit from the disqualifying disposition of incentive stock options of $6,653,000, $23,767,000 and $66,579,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  During 1997, the holders of the Company's $115,000,000 in aggregate principal amount of 5% Convertible Subordinated Debentures due 2001 surrendered the Debentures for conversion into approximately 12,226,000 shares of the Company's Common Stock.

                            See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997



1.   SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by HEALTHSOUTH Corporation and its subsidiaries ("the Company") are presented as an integral part of the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of HEALTHSOUTH Corporation ("HEALTHSOUTH") and its wholly-owned subsidiaries, as well as its majority ownership or controlling interest in limited partnerships and limited liability companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

     HEALTHSOUTH   is  engaged  in  the  business  of  providing   comprehensive
rehabilitative, clinical, diagnostic and surgical healthcare services on an inpatient and outpatient basis, primarily in the United States.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated
financial   statements  and  notes.  Actual  results  could  differ  from  those estimates.

MARKETABLE SECURITIES

     Marketable securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. The cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in interest income. Marketable securities and debt securities held by the Company have maturities of less than one year.

ACCOUNTS RECEIVABLE AND THIRD-PARTY REIMBURSEMENT ACTIVITIES

     Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company's collecting an amount different from the established rates. Net third-party settlement receivables included in accounts receivable were $21,138,000 and $36,759,000 at December 31, 1996 and 1997,
respectively. Final determination of the settlement is subject to review by appropriate authorities. The differences between original estimates made by the Company and subsequent revisions (including final settlement) were not material to the operations of the Company. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

     The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:


                                DECEMBER 31,
                            -------------------
                              1996       1997
                            --------   --------
       Medicare .........       26%        25%
       Medicaid .........        5          4
       Other ............       69         71
                                --         --
                               100%       100%
                               ===        ===

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

INVENTORIES

     Inventories are stated at the lower of cost or market using the specific identification method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

     Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $108,382,000, $102,694,000 and $113,995,000, of which $2,865,000, $3,943,000 and $2,491,000 was capitalized, during 1995, 1996 and 1997, respectively.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

INTANGIBLE ASSETS

     Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

     Effective July 1, 1997, the Company began expensing amounts reflecting the costs of implementing its clinical and administrative programs and protocols at acquired facilities in the period in which such costs are incurred. Previously, the Company had capitalized such costs and amortized them over 36 months. Such costs at June 30, 1997 aggregated $64,643,000, net of accumulated amortization. These capitalized costs will be amortized in accordance with the Company's existing policy and will be fully amortized by June 2000.

     Through June 30, 1997, the Company has assigned value to and capitalized organization and partnership formation costs which have been incurred by the Company or obtained by the Company in acquisitions accounted for as purchases. Effective July 1, 1997, the Company no longer assigned value to organization and partnership formation costs obtained in acquisitions accounted for as purchases except to the extent that objective evidence exists that such costs will provide future economic benefits to the Company after the acquisition. Such organization and partnership formation costs at June 30, 1997 which were obtained by the Company in purchase transactions aggregated $8,380,000, net of accumulated amortization. Such costs at June 30 will be amortized in accordance with the Company's existing policy and will be fully amortized by June 2000.

MINORITY INTERESTS

     The equity of minority investors in limited partnerships and limited liability companies of the Company is reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated income statements reflect the respective interests in the income or loss of the limited partnerships or limited liability companies attributable to the minority investors (ranging from 1% to 50% at December 31, 1997), the effect of which is removed from the results of operations of the Company.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

REVENUES

     Revenues include net patient service revenues and other operating revenues. Other operating revenues include cafeteria revenue, gift shop revenue, rental income, trainer/contract revenue, management and administrative fee revenue (related to non-consolidated subsidiaries and affiliates) and transcriptionist fees which are insignificant to total revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

INCOME PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

     The following table sets forth the computation of basic and diluted earnings per share:


                                                                               YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                         1995           1996           1997
                                                                    -------------- -------------- --------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Numerator:

 Income from continuing operations before extraordinary item.......   $  108,468     $  189,864     $  330,608
                                                                      ----------     ----------     ----------
 Numerator for basic earnings per share--income available to
   common stockholders ............................................      108,468        189,864        330,608
 Effect of dilutive securities:
  Elimination of interest and amortization on 5% Convertible
   Subordinated Debentures due 2001, less the related effect of
   the provision for income taxes .................................        3,826          3,839            968
                                                                      ----------     ----------     ----------
 Numerator for diluted earnings per share-income available to
   common stockholders after assumed conversion ...................   $  112,294     $  193,703     $  331,576
                                                                      ==========     ==========     ==========
Denominator:
 Denominator for basic earnings per share - weighted-average
   shares .........................................................      289,594        321,367        346,872
 Effect of dilutive securities:
   Net effect of dilutive stock options ...........................       18,198         15,440         15,617
   Assumed conversion of 5% Convertible Subordinated De-
    bentures due 2001 .............................................       12,226         12,226          3,057
                                                                      ----------     ----------     ----------
   Dilutive potential common shares ...............................       30,424         27,666         18,674
                                                                      ----------     ----------     ----------
   Denominator of diluted earnings per share - adjusted
    weighted-average shares and assumed conversions ...............      320,018        349,033        365,546
                                                                      ==========     ==========     ==========
Basic earnings per share ..........................................   $     0.37     $     0.59     $     0.95
                                                                      ==========     ==========     ==========
Diluted earnings per share ........................................   $     0.35     $     0.55     $     0.91
                                                                      ==========     ==========     ==========

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

IMPAIRMENT OF ASSETS

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse action by a regulator; a history of operating or cash flow losses; or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, an impairment loss is calculated based on the excess of the carrying amount of the asset over the asset's fair value.

SELF-INSURANCE

     The Company is self-insured for professional liability and comprehensive general liability. Liabilities for asserted and unasserted claims are accrued based upon specific claims and incidents and the claims history of the Company. The reserves for estimated liabilities for asserted and unasserted claims, which are not material in relation to the Company's consolidated financial position at December 31, 1996 and 1997, are included with accrued interest payable and other liabilities in the accompanying consolidated balance sheets.

RECLASSIFICATIONS

     Certain amounts in 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications had no effect on previously reported consolidated financial position and consolidated net income.

FOREIGN CURRENCY TRANSLATION

     The Company translates the assets and liabilities of its foreign subsidiaries stated in local functional currencies to U.S. dollars at the rates of exchange in effect at the end of the period. Revenues and expenses are translated using rates of exchange in effect during the period. Gains and losses from currency translation are included in stockholders' equity. Currency transaction gains or losses are recognized in current operations and have not been significant to the Company's operating results in any period.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

2. MERGERS

     Effective June 13, 1995, a wholly-owned subsidiary of the Company merged with Surgical Health Corporation ("SHC") and in connection therewith the Company issued 17,062,960 shares of its common stock in exchange for all of SHC's common and preferred stock. Prior to the merger, SHC operated a network of 36 freestanding surgery centers and five mobile lithotripters in eleven states, with an aggregate of 156 operating and procedure rooms. Costs and expenses of approximately $4,588,000 incurred by the Company in connection with the SHC merger have been recorded in operations during 1995 and reported as merger expenses in the accompanying consolidated statements of income. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs related to employee separations were approximately $1,188,000. Also in connection with the SHC Merger, the Company recognized a $14,606,000 extraordinary loss as a result of the retirement of the SHC Notes (see Note 7). The extraordinary loss consisted primarily of the associated debt discount plus premiums and costs associated with the retirement, and is reported net of income tax benefits of $5,550,000.

     Effective October 26, 1995, a wholly-owned subsidiary of the Company merged with Sutter Surgery Centers, Inc. ("SSCI"), and in connection therewith, the Company issued 3,552,002 shares of its common stock in exchange for all of SSCI's outstanding common stock. Prior to the merger, SSCI operated a network of 12 freestanding surgery centers in three states, with an aggregate of 54 operating and procedure rooms. Costs and expenses of approximately $4,965,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the SSCI merger have been recorded in operations during 1995 and reported as merger expenses in the accompanying consolidated statements of income.

     Effective January 17, 1996, a wholly-owned subsidiary of the Company merged with Surgical Care Affiliates, Inc. ("SCA"), and in connection therewith the Company issued 91,856,678 shares of its common stock in exchange for all of SCA's outstanding common stock. Prior to the merger, SCA operated 67 surgery centers in 24 states. Costs and expenses of approximately $19,727,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the SCA merger have been recorded in operations during 1996 and recorded as merger expenses in the accompanying consolidated statements of income.

     Effective March 14, 1996, a wholly-owned subsidiary of the Company merged with Advantage Health Corporation ("Advantage Health"), and in connection therewith the Company issued 18,203,978 shares of its common stock in exchange for all of Advantage Health's outstanding common stock. Prior to the merger, Advantage Health operated a network of 136 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed subacute rehabilitation units. Costs and expenses of approximately $9,212,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the Advantage Health merger have been recorded in operations during 1996 and reported as merger expenses in the accompanying consolidated statements of income.

     Effective March 3, 1997, a wholly-owned subsidiary of the Company merged with Health Images, Inc. ("Health Images"), and in connection therewith the Company issued 10,343,470 shares of its common stock in exchange for all of Health Images' outstanding common stock. Prior to the merger, Health Images operated 49 freestanding diagnostic imaging centers in 13 states and six in the United Kingdom. Costs and expenses of approximately $15,875,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the Health Images merger have been recorded in operations during 1997 and reported as merger expenses in the accompanying consolidated statements of income.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     The mergers of the Company with SHC, SSCI, SCA, Advantage Health and Health Images were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of the acquired companies for all periods presented. There were no material transactions between the Company, SHC, SSCI, SCA, Advantage Health and Health Images prior to the mergers. The effects of conforming the accounting policies of the combined companies are not material.

     Combined and separate results of the Company and its 1997 merger with Health Images are as follows (in thousands):


                                                  HEALTH
                                HEALTHSOUTH       IMAGES         COMBINED

                               -------------   ------------   --------------
Year ended December 31, 1995
 Revenues ..................    $ 2,003,146     $ 115,535      $ 2,118,681
 Net income ................         92,521         5,729           98,250
Year ended December 31, 1996

 Revenues ..................    $ 2,436,537     $ 131,618      $ 2,568,155
 Net income (loss) .........        220,818       (30,954)         189,864
Year ended December 31, 1997

 Revenues ..................    $ 2,995,782     $  21,487      $ 3,017,269
 Net income ................        327,206         3,402          330,608


     Prior to its merger with the Company, Advantage Health reported on a fiscal year ending on August 31. Accordingly, the historical financial statements of Advantage Health have been recast to a November 30 fiscal year end to more closely conform to the Company's calendar fiscal year end. The restated financial statements for all periods prior to and including December 31, 1995 are based on a combination of the Company's results for its December 31 fiscal year and Advantage Health's results for its recast November 30 fiscal year. Beginning January 1, 1996, all facilities acquired in the Advantage Health merger adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1995 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. Advantage Health's historical results of operations for the one month ended December 31, 1995 are not included in the Company's consolidated statements of income or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1996 to adjust for the effect of excluding Advantage Health's results of operations for the one month ended December 31, 1995. The following is a summary of Advantage Health's results of operations and cash flows for the one month ended December 31, 1995 (in thousands):


     Statement of Income Data:

     Revenues ..............................................    $16,111

     Operating unit expenses ...............................     14,394
     Corporate general and administrative expenses .........      1,499
     Provision for doubtful accounts .......................      1,013
     Depreciation and amortization .........................        283
     Loss on impairment of assets ..........................     21,111
     Interest expense ......................................        288
     Interest income .......................................        (16)
                                                                -------
                                                                 38,572

                                                                -------

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES


     Loss before income taxes and minority interests .........      (22,461)
     Benefit for income taxes ................................       (4,959)
     Minority interests ......................................          136
                                                                    -------
     Net loss ................................................    $ (17,638)
                                                                  =========
     Statement of Cash Flow Data:

     Net cash used in operating activities ...................    $  (2,971)
     Net cash provided by investing activities ...............          105
     Net cash used in financing activities ...................         (771)
                                                                  ---------
     Net decrease in cash ....................................    $  (3,637)
                                                                  =========



     In December 1995, Advantage Health recorded an asset impairment charge of approximately $21,111,000 relating to goodwill and tangible assets identifiable with one inpatient rehabilitation hospital, one subacute facility and 32 outpatient rehabilitation centers, all acquired by the Company in the Advantage Health merger. The Company intends to operate these facilities on an ongoing basis.

     The Company has historically assessed recoverability of goodwill and other long-lived assets using undiscounted cash flows estimated to be received over the useful lives of the related assets. In December 1995, certain events occurred which significantly impacted the Company's estimates of future cash flows to be received from the facilities described above. Those events primarily related to a decline in operating results combined with a deterioration in the reimbursement environment at these facilities. As a result of these events, the Company revised its estimates of undiscounted cash flows to be received over the remaining estimated useful lives of these facilities and determined that goodwill and other long-lived assets (primarily property and equipment) had been impaired. The Company developed its best estimates of future operating cash flows at these locations, considering future requirements for capital expenditures as well as the impact of inflation. The projections of cash flows also took into account estimates of significant one-time expenses as well as estimates of additional revenues and resulting income from future marketing efforts in the respective locations. The amount of the impairment charge was determined by discounting the estimates of future cash flows, using an estimated 8.5% incremental borrowing rate, which management believes is commensurate with the risks involved. The resulting net present value of future cash flows was then compared to the historical net book value of goodwill and other long-lived assets at each operating location, which resulted in an impairment loss relative to these centers of $21,111,000.

     During 1996, wholly-owned subsidiaries of the Company merged with Professional Sports Care Management, Inc. ("PSCM"), Fort Sutter Surgery Center, Inc. ("FSSCI") and ReadiCare, Inc. ("ReadiCare"). In connection with these mergers the Company issued an aggregate of 8,094,598 shares of its common stock. Costs and expenses of approximately $12,576,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the mergers have been recorded in operations during 1996 and reported as merger expenses in the accompanying consolidated statements of income.

     The PSCM and ReadiCare mergers were accounted for as poolings of interests. However, due to the immateriality of these mergers, the Company's historical financial statements for all periods prior to the quarters in which the respective mergers were completed have not been restated. Instead, stockholders' equity has been increased by $43,230,000 to reflect the effects of the PSCM merger and $15,431,000 to reflect the effects of the ReadiCare merger. The results of operations of PSCM and ReadiCare are included in the accompanying financial statements from the date of acquisition forward. In addition, the FSSCI merger was a stock-for-stock acquisition. Stockholders' equity has been increased by $8,908,000 to reflect the effects of the merger.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

3. CASH, CASH EQUIVALENTS AND OTHER MARKETABLE SECURITIES

     Cash, cash equivalents and other marketable securities consisted of the following:

                                                                       DECEMBER 31,
                                                               ---------------------------
                                                                   1996           1997
                                                               ------------   ------------
                                                                     (IN THOUSANDS)

   Cash ....................................................    $ 140,278      $ 135,399
   Cash equivalents ........................................        9,793         12,674
                                                                ---------      ---------
     Total cash and cash equivalents .......................      150,071        148,073

   Certificates of deposit .................................        1,765          1,256
   Municipal put bonds .....................................          495          1,570
   Municipal put bond mutual funds .........................          500            500
   Collateralized mortgage obligations .....................        1,000          1,000
                                                                ---------      ---------
   Total other marketable securities .......................        3,760          4,326
                                                                ---------      ---------
   Total cash, cash equivalents and other marketable securi-

     ties (approximates market value) ......................    $ 153,831      $ 152,399
                                                                =========      =========


     For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.

4. OTHER ASSETS

     Other assets consisted of the following:

                                                             DECEMBER 31,
                                                      -------------------------
                                                          1996          1997
                                                      -----------   -----------
                                                           (IN THOUSANDS)
   Notes receivable ...............................    $ 38,359      $  70,655
   Investment in Caretenders Health Corp. .........       7,370          7,809
   Prepaid long-term lease ........................       8,397          9,190
   Other equity investments .......................      15,362         37,027
   Real estate investments ........................      10,020         21,911
   Trusteed funds .................................       1,879            921
   Other ..........................................       2,629         14,798
                                                       --------      ---------
                                                       $ 84,016      $ 162,311
                                                       ========      =========


     The Company has a 19% ownership interest in Caretenders Health Corp. ("Caretenders") which is being accounted for using the equity method of accounting. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1995, 1996 and 1997 was not material to the Company's consolidated results of operations.

     It was not practicable to estimate the fair value of the Company's various other equity investments (involved in operations similar to those of the Company) because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. The carrying amount at December 31, 1997 represents the original cost of the investments, which management believes is not impaired.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:


                                                                                 DECEMBER 31,
                                                                         ----------------------------
                                                                             1996            1997
                                                                         ------------   -------------
                                                                                (IN THOUSANDS)
   Land ..............................................................   $   93,631      $  112,944
   Buildings .........................................................      844,775       1,030,849
   Leasehold improvements ............................................      112,149         186,003
   Furniture, fixtures and equipment .................................      801,443       1,044,374
   Construction-in-progress ..........................................       73,815          32,426
                                                                         ----------      ----------
                                                                          1,925,813       2,406,596
   Less accumulated depreciation and amortization ....................      460,980         555,831
                                                                         ----------      ----------
                                                                         $1,464,833      $1,850,765
                                                                         ==========      ==========

6. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                                   DECEMBER 31,
                                                                         -------------------------------
                                                                              1996             1997
                                                                         --------------   --------------
                                                                                 (IN THOUSANDS)
   Organizational, partnership formation and start-up costs
     (see Note 1) ....................................................    $   238,126      $   255,810
   Debt issue costs ..................................................         34,905           33,114
   Noncompete agreements .............................................         86,566          121,581
   Cost in excess of net asset value of purchased facilities .........        947,104        2,103,085
                                                                          -----------      -----------
                                                                            1,306,701        2,513,590
   Less accumulated amortization .....................................        212,280          270,218
                                                                          -----------      -----------
                                                                          $ 1,094,421      $ 2,243,372
                                                                          ===========      ===========


7. LONG-TERM DEBT

     Long-term debt consisted of the following:



                                                                                  DECEMBER 31,
                                                                          ---------------------------
                                                                              1996          1997
                                                                          ------------ --------------
                                                                                (IN THOUSANDS)

   Notes and bonds payable:

    Advances under a $1,250,000,000 credit agreement with banks..........  $  995,000   $ 1,175,000
    9.5% Senior Subordinated Notes due 2001 .............................     250,000       250,000
    5.0% Convertible Subordinated Debentures due 2001 ...................     115,000            --
    Notes payable to banks and various other notes payable, at interest
      rates from 5.5% to 14.9% ..........................................     151,384       114,899
    Hospital revenue bonds payable ......................................      22,503        14,836
    Noncompete agreements payable with payments due at intervals

      ranging through December 2004 .....................................      26,256        47,089
                                                                           ----------   -----------
                                                                            1,560,143     1,601,824

    Less amounts due within one year ....................................      47,089        46,489
                                                                           ----------   -----------
                                                                           $1,513,054   $ 1,555,335
                                                                           ==========   ===========

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     The fair value of total long-term debt approximates book value at December 31, 1996 and 1997. The fair values of the Company's long-term debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     During 1995, the Company entered into a Credit Agreement with NationsBank, N.A. ("NationsBank") and other participating banks (the "1995 Credit Agreement") which consisted of a $1,000,000,000 revolving credit facility. On April 18, 1996, the Company amended and restated the 1995 Credit Agreement to increase the size of the revolving credit facility to $1,250,000,000 (the "1996 Credit Agreement"). Interest is paid based on LIBOR plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee on the unused portion of the revolving credit facility ranging from 0.08% to 0.25%, depending on certain defined ratios. The principal amount is payable in full on March 31, 2001 (see also Note 14). The Company provided a negative pledge on all assets for the 1996 Credit Agreement and the lenders released the first priority security interest in all shares of stock of the Company's subsidiaries and rights and interests in the Company's controlled partnerships which had been granted under the 1995 Credit Agreement. At December 31, 1997, the effective interest rate associated with the 1996 Credit Agreement was approximately 6.13%.

     In connection with the Horizon/CMS acquisition in 1997 (see Note 9), the Company entered into a Bridge Credit Agreement with NationsBank and other banks (the "Bridge Credit Agreement") which provided for a $1,250,000,000 Senior
Bridge Loan Facility on substantially the same terms as the 1996 Credit Agreement. At the time of the closing of Horizon/CMS acquisition, approximately $1,000,000,000 was drawn under the Senior Bridge Credit Facility, primarily to repay certain existing indebtedness of Horizon/CMS. The Company repaid all amounts drawn under the Bridge Credit Agreement upon the closing of the sale of the Horizon/CMS long-term care assets to Integrated Health Services, Inc. on December 31, 1997 (see Note 9), thereby permanently reducing the amount available thereunder to $500,000,000. Any amounts drawn under the Bridge Credit Agreement are payable in full on October 31, 1998.

     On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the "Notes"). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such are subordinated to all existing and future senior indebtedness of the Company, and also are effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes rank senior to all subordinated indebtedness of the Company. The Notes mature on April 1, 2001.

     Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures"). An additional $15,000,000 of Convertible Debentures was issued in April 1994 to cover underwriters' over allotments. Interest is payable on April 1 and October
1. The Convertible Debentures were convertible into Common Stock of the Company at the option of the holder at a conversion price of $9.406 per share, subject to adjustment in the occurrence of certain events. Substantially all of the Convertible Debentures were converted into approximately 12,226,000 shares of the Company's Common Stock on or prior to April 1, 1997.

     In June 1994, SHC (see Note 2) issued $75,000,000 principal amount of 11.5% Senior Subordinated Notes due July 15, 2004 (the "SHC Notes"). The proceeds of the SHC Notes were used to pay down indebtedness outstanding under other existing credit facilities. During 1995, the Company purchased $67,500,000 of the $75,000,000 outstanding principal amount of the SHC Notes in a tender offer at 115% of the face value of the Notes, and the remaining $7,500,000 balance was purchased on the open market, using proceeds from the Company's other long-term credit facilities. The loss on retirement of the SHC Notes totaled approximately $14,606,000. The loss consists of the premium, write-off of unamortized bond issue costs and other fees and is reported as an extraordinary loss on early extinguishment of debt in the accompanying 1995 consolidated statement of income (see Note 2).

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     Principal maturities of long-term debt are as follows:


YEAR ENDING DECEMBER 31,             (IN THOUSANDS)
---------------------------------   ---------------
  1998 ..........................      $   46,489
  1999 ..........................         378,564
  2000 ..........................          20,953
  2001 ..........................       1,088,656
  2002 ..........................          28,426
  After 2002 ....................          38,736
                                       ----------
                                       $1,601,824

                                       ==========


8.   STOCK OPTIONS

     The Company has various stockholder-approved stock option plans which provide for the grant of options to directors, officers and other key employees to purchase Common Stock at 100% of the fair market value as of the date of grant. The Audit and Compensation Committee of the Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Certain of the non-qualified stock options are not subject to any vesting provisions, while others vest on the same schedule as the incentive stock options. The options expire at dates ranging from five to ten years from the date of grant.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 15, 1995 and allows for the option of continuing to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, or selecting the fair value method of expense recognition as described in SFAS 123. The Company has elected to follow APB 25 in accounting for its employee stock options. The Company follows SFAS 123 in accounting for its non-employee stock options. The total compensation expense associated with non-employee stock options granted in 1996 and 1997 was not material.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 5.87%, 6.01% and 6.12%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .36, .37 and .37; and a weighted-average expected life of the options of 4.3 years for 1995 and 1996, and 6.2 years for 1997.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                               YEAR ENDED DECEMBER 31,
                                           ------------------------------
                                      1995            1996             1997
                                 -------------   --------------   --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Pro forma net income .........     $  80,059       $  162,463       $  290,517
Pro forma earnings per share:

 Basic .......................           0.28             0.51             0.84
 Diluted .....................           0.26             0.48             0.80

     The effect of compensation expense from stock options on 1995 pro forma net income reflects only the vesting of 1995 awards. The 1996 pro forma net income reflects the second year of vesting of the 1995 awards and the first year of vesting of 1996 awards. The 1997 pro forma net income reflects the third year of vesting of the 1995 awards, the second year of vesting the 1996 awards and the first year of vesting of the 1997 awards. Not until 1998 will the full effect of recognizing compensation expense for stock options be representative of the possible effects on pro forma net income for future years.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                           1995                       1996                      1997
                                                 ------------------------   ------------------------   -----------------------
                                                                WEIGHTED                   WEIGHTED                   WEIGHTED
                                                                 AVERAGE                    AVERAGE                   AVERAGE
                                                   OPTIONS      EXERCISE      OPTIONS      EXERCISE      OPTIONS      EXERCISE
                                                    (000)         PRICE        (000)         PRICE        (000)        PRICE
                                                 -----------   ----------   -----------   ----------   -----------   ---------
Options outstanding January 1 ................      30,150         $ 4         35,068         $ 5         32,806        $ 7
 Granted .....................................       7,639           9          4,769          17         10,485         22
 Exercised ...................................      (2,237)          4         (6,709)          5         (9,604)         7
 Canceled ....................................        (484)          5           (322)          6           (995)        20
                                                    ------                     ------                     ------
Options outstanding at December 31 ...........      35,068         $ 5         32,806         $ 7         32,692        $12
Options exercisable at December 31 ...........      26,293         $ 5         27,678         $ 6         28,125        $11
Weighted average fair value of options granted
 during the year .............................    $   3.81                   $   7.13                   $  10.59

     The following table summarizes information about stock options outstanding at December 31, 1997.

                                        OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                            --------------------------------------------   -------------------------------
                                                 WEIGHTED      WEIGHTED                       WEIGHTED
                                                 AVERAGE       AVERAGE                         AVERAGE
                              DECEMBER 31,      REMAINING     EXCERCISE      DECEMBER 31,     EXCERCISE
                                  1997             LIFE         PRICE            1997           PRICE
                            ----------------   -----------   -----------   ---------------   ----------
                             (IN THOUSANDS)      (YEARS)                    (IN THOUSANDS)
Under $8.40..............        17,933        5.44          $  5.29           16,719        $  5.07
$8.40 -- $20.15..........         8,580        8.04           16.64             7,238         16.69
$20.16 and above.........         6,179        8.89           23.39             4,168         23.29

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

9.   ACQUISITIONS

1995 ACQUISITIONS

     Effective April 1, 1995, the Company acquired the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities and certificates of need to build two other facilities. The total purchase price for the NovaCare facilities was approximately $235,000,000 in cash. The cost in excess of net asset value was approximately $173,000,000. Of this excess, approximately $129,000,000 was allocated to leasehold value and the remaining $44,000,000 to cost in excess of net asset value of purchased facilities. As part of the acquisition, the Company acquired approximately $4,790,000 in deferred tax assets. The Company also provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation in a market where the Company's existing services overlapped with those of an acquired facility. The planned employee separations and facility consolidation were completed by the end of 1995.

     Effective December 1, 1995, the Company acquired Caremark Orthopedic Services Inc. ("Caremark"). At the time of the acquisition, Caremark owned and operated approximately 120 outpatient rehabilitation centers in 13 states. The total purchase price was approximately $127,500,000 in cash.

     Also at various dates during 1995, the Company acquired 70 separate outpatient rehabilitation operations located throughout the United States, three physical therapy practices, one home health agency, one nursing home, 75 licensed subacute beds, five outpatient surgery centers and 16 outpatient diagnostic imaging operations. The combined purchase prices of these acquisitions was approximately $178,393,000. The form of consideration constituting the combined purchase prices was approximately $152,833,000 in cash and $25,560,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $16,222,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1995 acquisitions described above, excluding the NovaCare acquisition, was approximately $81,455,000. The total cost of these acquisitions exceeded the fair value of the net assets acquired by approximately $224,438,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1995 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

     All of the 1995 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. With the exception of the NovaCare rehabilitation hospitals acquisition, none of the above acquisitions were material individually or in the aggregate.

1996 ACQUISITIONS

     At various dates during 1996, the Company acquired 80 outpatient rehabilitation facilities, three outpatient surgery centers, one inpatient rehabilitation hospital and one diagnostic imaging center. The acquired operations are located throughout the United States. The total purchase price of the acquired operations was approximately $104,321,000. The form of consideration constituting the total purchase prices was approximately $92,319,000 in cash and $12,002,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $11,900,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     The fair value of the total net assets relating to the 1996 acquisitions described above was approximately $40,259,000. The total cost of the 1996 acquisitions exceeded the fair value of the net assets acquired by approximately $64,062,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1996 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

     All of the 1996 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

1997 ACQUISITIONS

     Effective October 29, 1997, the Company acquired Horizon/CMS Healthcare Corporation ("Horizon/CMS") in a stock-for-stock merger in which the stockholders of Horizon/CMS received 0.84338 of a share of the Company's common stock per share of Horizon/CMS common stock. At the time of the acquisition, Horizon/CMS operated 30 inpatient rehabilitation hospitals and approximately 275 outpatient rehabilitation centers, among other strategic businesses, as well as certain long-term care businesses. In the transaction, the Company issued approximately 45,261,000 shares of its common stock, valued at $975,824,000, exchanged options to acquire 3,313,000 shares of common stock, valued at $23,191,000, and assumed approximately $740,000,000 in long-term debt.

     Effective December 31, 1997, the Company sold certain non-strategic assets of Horizon/CMS to Integrated Health Services, Inc. ("IHS"). Under the terms of the sale, the Company sold 139 long-term care facilities, 12 specialty hospitals, 35 institutional pharmacy locations and over 1,000 rehabilitation therapy contracts with long-term care facilities. The transaction was valued at approximately $1,224,000,000, including the payment by IHS of approximately $1,130,000,000 in cash (net of certain adjustments) and the assumption by IHS of approximately $94,000,000 in debt.

     In accordance with Emerging Issues Task Force Issue 87-11, "Allocation of Purchase Price to Assets to be Sold" ("EITF 87-11"), the results of operations of the non-strategic assets sold to IHS from the acquisition date to December 31, 1997, including a net loss of $7,376,000, have been excluded from the Company's results of operations in the accompanying financial statements. The gain on the disposition of the assets sold to IHS, totaling $10,996,000, has been accounted for as an adjustment to the original Horizon/CMS purchase price allocation.

     The following table summarizes the unaudited pro forma combined results of operations for the Company and Horizon/CMS, assuming the Horizon/CMS acquisition and subsequent sale of non-strategic assets to IHS had occurred at the beginning of each of the following periods:


                                                         YEAR ENDED DECEMBER 31,
                                                ----------------------------------------
                                                         1996                 1997
                                                ---------------------   ----------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues ....................................        $ 3,285,096          $  3,615,123
Net income ..................................            199,773               292,651
Net income per common share -- assuming dilu-
 tion .......................................            0.52                      0.72


     The Company also intends to sell the physician and allied health professional placement service business it acquired in the Horizon/CMS acquisition (the "Physician Placement Services Subsidiary"). This sale is currently expected to be completed by mid-1998. Accordingly, a portion of the Horizon/CMS

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
purchase price has been allocated to the Physician Placement Services Subsidiary and this amount is classified as assets held for sale in the accompanying
December 31, 1997 consolidated balance sheet. The allocated amount of $60,400,000 represents the net assets of the Physician Placement Services Subsidiary, plus anticipated cash flows from (a) operations of the Physician Placement Services Subsidiary during the holding period and (b) proceeds from the sale of the Physician Placement Services Subsidiary. The results of operations of the Physician Placement Services Subsidiary from the acquisition date to December 31, 1997, including net income of $1,230,000, have been excluded from the Company's results of operations in the accompanying financial statement in accordance with EITF 87-11.

     Effective September 30, 1997, the Company acquired ASC Network Corporation ("ASC") in a cash-for-stock merger. At the time of the acquisition, ASC operated 29 outpatient surgery centers in eight states. The total purchase price for ASC was approximately $130,827,000 in cash, plus the assumption of approximately $61,000,000 in long-term debt.

     Effective October 23, 1997, the Company acquired National Imaging Affiliates, Inc. ("NIA") in a stock-for-stock merger. At the time of the acquisition, NIA operated eight diagnostic imaging centers in six states and a radiology management services business. In conjunction with the transaction, NIA spun off its radiology management services business, which continues to be owned by the former NIA stockholders. In the transaction, the Company issued approximately 984,000 shares of its common stock, valued at $20,706,000, in exchange for all of the outstanding shares of NIA.

     At various dates and in separate transactions throughout 1997, the Company acquired 135 outpatient rehabilitation facilities, four outpatient surgery centers and eight diagnostic imaging facilities located throughout the United States. The Company also acquired an inpatient rehabilitation hospital located in Australia. The total purchase price of the acquired operations was approximately $136,819,000. The form of consideration constituting the total purchase prices was $134,519,000 in cash and $2,300,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $29,275,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1997 acquisitions described above was approximately $233,469,000. The total cost of the 1997 acquisitions exceeded the fair value of the net assets acquired by approximately $1,053,898,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1997 acquisitions should be amortized over a period of twenty-five to forty years on a straight-line basis. At December 31, 1997 the purchase price allocation associated with the 1997 acquisitions is preliminary in nature. During 1998 the Company will make adjustments, if necessary, to the purchase price allocation based on revisions to the fair value of the assets acquired.

     All of the 1997 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. With the exception of the operations acquired in the Horizon/CMS acquisition (for which pro forma data has been disclosed above), the results of operations of the acquired businesses were not material individually or in the aggregate to the Company's consolidated results of operations and financial position.

10.  INCOME TAXES

     HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships and limited liability companies file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership and limited liability company is allocated to the limited partners.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     The Company utilizes the liability method of accounting for income taxes, as required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 are as follows:


                                                   CURRENT     NONCURRENT        TOTAL
                                                  ---------   ------------   -------------
                                                               (IN THOUSANDS)
Deferred tax assets:

 Acquired net operating loss ..................    $    --     $   5,283       $   5,283
 Development costs ............................         --           849             849
 Accruals .....................................      6,634            --           6,634
 Allowance for bad debts ......................     34,700            --          34,700
 Other ........................................      2,433         2,597           5,030
                                                   -------     ---------       ---------
Total deferred tax assets .....................     43,767         8,729          52,496
Deferred tax liabilities:
 Depreciation and amortization ................         --        30,441          30,441
 Purchase price accounting ....................         --         4,802           4,802
 Non-accrual experience method ................     17,694            --          17,694
 Contracts ....................................      3,849            --           3,849
 Capitalized costs ............................      5,013        22,672          27,685
 Other ........................................      1,973         2,604           4,577
                                                   -------     ---------       ---------
Total deferred tax liabilities ................     28,529        60,519          89,048
                                                   -------     ---------       ---------
Net deferred tax assets (liabilities) .........    $15,238     $ (51,790)      $ (36,552)
                                                   =======     =========       =========

     At December 31, 1997, the Company has net operating loss carryforwards of approximately $28,755,000 for income tax purposes expiring through the year 2017. Those carryforwards resulted from the Company's acquisitions of Diagnostic Health Corporation, Renaissance Rehabilitation Center, Inc., Rebound, Inc., Health Images and Horizon/CMS.

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 are as follows:


                                              CURRENT       NONCURRENT         TOTAL
                                           -------------   ------------   --------------
                                                          (IN THOUSANDS)

Deferred tax assets:
 Accruals ..............................     $  19,564      $      --       $   19,564
 Net operating loss ....................            --         11,039           11,039
 Other .................................            --          2,834            2,834
                                             ---------      ---------       ----------
Total deferred tax assets ..............        19,564         13,873           33,437
Deferred tax liabilities:
 Depreciation and amortization .........            --         90,486           90,486
 Capitalized costs .....................         9,038             --            9,038
 Allowance for bad debts ...............        41,023             --           41,023
 Other .................................         3,622             --            3,622
                                             ---------      ---------       ----------
Total deferred tax liabilities .........        53,683         90,486          144,169
                                             ---------      ---------       ----------
Net deferred tax liabilities ...........     $ (34,119)     $ (76,613)      $ (110,732)
                                             =========      =========       ==========

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     The provision for income taxes was as follows:

                             YEAR ENDED DECEMBER 31,
                     --------------------------------------
                        1995          1996          1997
                     ----------   -----------   -----------
                                 (IN THOUSANDS)
Currently payable:
 Federal .........    $70,629      $116,023      $166,884
 State ...........      9,586        13,598        26,749
                      -------      --------      --------
                       80,215       129,621       193,633
Deferred expense :
 Federal .........        367        13,281        10,790
 State ...........         29         1,027         1,730
                      -------      --------      --------
                          396        14,308        12,520
                      -------      --------      --------
                      $80,611      $143,929      $206,153
                      =======      ========      ========

     As part of the acquisitions of Horizon/CMS, ASC and NIA, the Company acquired approximately $6,729,000 in deferred tax liabilities.

     The Company made a retroactive election under Internal Revenue Code Section 475 which allowed it to mark certain assets to fair market value, resulting in refunded income taxes and an increase to deferred tax liabilities of approximately $54,931,000.

     The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           1995           1996          1997
                                                       ------------   -----------   -----------
                                                                    (IN THOUSANDS)
Federal taxes at statutory rates ...................    $  78,322      $ 134,457     $ 210,572
Add (deduct):
 State income taxes, net of federal tax benefit.....        6,250          9,506        18,511
 Minority interests ................................      (15,102)       (17,303)      (22,705)
 Disposal/impairment charges .......................        9,955          6,563         1,576
 Other .............................................        1,186         10,706        (1,801)
                                                        ---------      ---------     ---------
                                                        $  80,611      $ 143,929     $ 206,153
                                                        =========      =========     =========

11.  COMMITMENTS AND CONTINGENCIES

     The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

     Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1997 the Company has adequate reserves to cover losses on asserted and unasserted claims.

     Prior to consummation of the SCA and Advantage Health mergers (see Note 2),
these  companies   carried   professional   malpractice  and  general  liability
insurance. The policies were carried on a claims

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES made basis. The companies had policies in place to track and monitor incidents of significance. Management is unaware of any claims that may result in a loss in excess of amounts covered by existing insurance.

     In connection with the Horizon/CMS acquisition, the Company assumed Horizon/CMS's open professional and general liability claims. The Company has entered into an agreement with an insurance carrier to assume responsibility for the majority of open claims. Under this agreement, a "risk transfer" is being conducted which will convert Horizon/CMS's self-insured claims to insured liabilities consistent with the terms of the underlying insurance policy.



     Horizon/CMS is currently a party, or is subject, to certain litigation matters and disputes. The Company itself is, in general, not a party to such litigation. These matters include actions on investigations initiated by the Securities and Exchange Commission, New York Stock Exchange, various federal and state regulatory agencies, stockholders of Horizon/CMS and other parties. Both Horizon/CMS and the Company are working to resolve these matters and cooperating fully with the various regulatory agencies involved. As of December 31, 1997, it was not possible for the Company to predict the ultimate outcome or effect of these matters. In management's opinion, the ultimate resolution of these matters will not have a material effect on the Company's financial position.

     At December 31, 1997, anticipated capital expenditures for the next twelve months are $400,000,000. This amount includes expenditures for maintenance and expansion of the Company's existing facilities as well as development and integration of the Company's services in selected metropolitan markets.

     Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $103,308,000, $131,994,000 and $160,404,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

     The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:



YEAR ENDING DECEMBER 31,                                  (IN THOUSANDS)
------------------------------------------------------   ---------------
            1998 .....................................       $179,658
            1999 .....................................        150,855
            2000 .....................................        125,479
            2001 .....................................         98,643
            2002 .....................................         72,600
            After 2002 ...............................        313,403
                                                             --------
            Total minimum payments required ..........       $940,638
                                                             ========



12.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $1,408,000, $2,420,000 and $2,628,000 in 1995, 1996 and 1997, respectively.



     In 1991, the Company established an Employee Stock Ownership Plan ("ESOP") for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 3,320,000 shares of the Company's common stock, which were purchased with funds borrowed from the Company, $10,000,000

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES in 1991 (the "1991 ESOP Loan") and $10,000,000 in 1992 (the "1992 ESOP Loan").
At December 31, 1997, the combined ESOP Loans had a balance of $12,247,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. Compensation expense related to the ESOP recognized by the Company was $3,524,000, $3,198,000 and $3,249,000 in 1995, 1996 and 1997,
respectively. Interest incurred on the ESOP Loans was approximately $1,460,000, $1,298,000 and $1,121,000 in 1995, 1996 and 1997, respectively. Approximately
1,508,000 shares owned by the ESOP have been allocated to participants at December 31, 1997.

     During 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.

13.  IMPAIRMENT OF LONG-TERM ASSETS

     In 1995, the Company recorded an asset impairment charge of approximately $53,549,000 relating to goodwill and tangible assets identifiable with fourteen surgery centers. Approximately $47,984,000 of this charge related to ten surgery centers which the Company intends to operate on an ongoing basis, while the remaining loss of $5,565,000 is identifiable with four surgery centers which the Company decided during the fourth quarter of 1995 to close.

     With  respect to the ten surgery  centers  the Company  intends to continue operating, certain events occurred in the fourth quarter of 1995 which significantly impacted the Company's estimates of future cash flows to be received from these centers. Those events primarily related to a decline in operating results combined with a deterioration in relationships with key physicians at certain of those locations. As a result of these events, the Company revised its estimates of undiscounted cash flows to be received over the remaining estimated useful lives of these centers and determined that goodwill and other long-lived assets (primarily property and equipment) had been impaired.  The Company  developed its best  estimates of future  operating  cash flows at these locations considering future requirements for capital expenditures as well as the impact of inflation. The projections of cash flows also took into account estimates of significant one-time expenses as well as estimates of additional revenues and resulting income from future marketing efforts in the respective locations. The amount of the impairment charge was determined by discounting the estimates of future cash flows, using an estimated 8.5% incremental borrowing rate which management believes is commensurate with the risks involved. The resulting net present value of future cash flows was then compared to the historical net book value of goodwill and other long-lived assets at each operating location which resulted in an impairment loss relative to these centers of $47,984,000. The above amounts are included in operations for 1995 in the accompanying consolidated statement of income.

     In 1996, the Company recorded an asset impairment charge of approximately $37,390,000 relating to tangible assets identifiable with the development and manufacture of the HI Standard and HI STAR MRI systems. Approximately $28,665,000 of this charge related to the development and manufacture of the HI STAR MRI system, while the remaining charge of $8,725,000 related to HI Standard MRI systems already in service.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

     During the fourth quarter of 1996 the Company performed an evaluation of the viability of continued development and manufacture, and the continued use of mid-field (0.6 Tesla) MRI systems. Both the HI Standard and the HI STAR MRI systems are mid-field MRI systems. The Company's evaluation revealed that due to improvements in technology, high-field (1.5 Tesla) MRI systems could be purchased at significantly lower costs than the production costs of the Company's mid-field MRI systems. Additionally, it was noted that future maintenance costs of the high-field MRI systems were significantly less than the cost currently being incurred for maintenance of the internally developed mid-field MRI systems. The evaluation also confirmed that procedures could be performed in the high-field MRI systems in approximately one-third of the time that the same procedure could be performed in a mid-field MRI system. In addition, the Company was experiencing pressures from third-party payors and referring physicians to implement high-field MRI systems due to increased patient satisfaction from the reduced procedure time and the improved images derived from such systems. Based on these facts and circumstances the Company determined that there was a significant decrease in the market value of the related assets. Accordingly, the Company decided to cease development and manufacture of the HI STAR MRI system and developed a plan to replace all of its HI Standard MRI systems during the following eighteen months.

     With respect to the $28,665,000 charge related to the development and manufacture of the HI STAR MRI system, approximately $20,503,000 was work-in-process, $4,244,000 was a prototype HI STAR MRI system and inventory of component parts and $3,918,000 was machinery and equipment used in the development and manufacturing processes. The Company was not able to find any application or use of these assets within its existing operations. Also, since the HI STAR MRI system was not fully developed, the Company has not been able to find a buyer for any of the assets. Therefore, the Company has assigned no fair value at December 31, 1996 to the assets related to the development and manufacture of the HI STAR MRI system.

     With respect to the $8,725,000 charge related to the HI Standard MRI systems already in service, the Company explored the market for the sale of these systems in the open market or through trade with other manufacturers. For the same reasons that led the Company to develop a plan to replace the HI Standard MRI systems with high-field MRI systems, no potential purchaser, or manufacturer willing to trade, has been found. Therefore, the Company has assigned no fair value at December 31, 1996 to the HI Standard MRI systems to be disposed of.

14. SUBSEQUENT EVENTS

     On March 15, 1998,  pursuant to the terms of the 1996 Credit Agreement (see
Note 7), the Company elected to convert $350,000,000 of the $1,250,000,000 1996 Credit Agreement into a two-year amortizing term note maturing on December 31, 1999. In conjunction with this election, the Company has received a $350,000,000 commitment from NationsBank for an additional 364-day facility (the "Interim Revolving Credit Facility") which is on substantially the same terms as the 1996 Credit Agreement.

     On March 20, 1998, the Company issued $500,000,000 in 3.25% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures due 2003") in a private offering. The Convertible Debentures due 2003 are convertible into Common Stock of the Company at the option of the holder at a conversion price of $36.625 per share, subject to adjustment upon the occurrence of certain events. The proceeds from this debt offering will be used by the Company to pay off all amounts drawn subsequent to December 31, 1997 under the Bridge Credit Agreement (see Note 7) and reduce outstanding amounts under the 1996 Credit Agreement. Effective with the sale of the Convertible Debentures due 2003, the Bridge Credit Agreement was terminated.

     Because the Company intends to pay off the two-year term portion of the 1996 Credit Agreement with proceeds from the Interim Revolving Credit Facility or other long-term financing arrangements, all amounts associated with the 1996 Credit Agreement outstanding at December 31, 1997 are classified as non-current.

                        MARKET FOR REGISTRANT'S COMMON
                     EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is listed for trading on the New York Stock Exchange (Symbol: HRC). The following table sets forth for the fiscal periods indicated the high and low reported sale prices for the Company's Common Stock as reported on the NYSE Composite Transactions Tape. All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.


                                             REPORTED
                                            SALE PRICE
                                     -------------------------
                                         HIGH          LOW
                                     -----------   -----------

         1996

          First Quarter ..........    $  19.07      $  13.50
          Second Quarter .........       19.32         16.16
          Third Quarter ..........       19.32         14.25
          Fourth Quarter .........       19.88         17.57

         1997

          First Quarter ..........    $  22.38      $  17.94
          Second Quarter .........       27.12         17.75
          Third Quarter ..........       28.94         23.12
          Fourth Quarter .........       28.31         22.00


     The closing price for the Common Stock on the New York Stock Exchange on March 27, 1998, was $27.875.

     There were approximately 5,977 holders of record of the Common Stock as of March 13, 1998, excluding those shares held by depository companies for certain beneficial owners.

     The Company has never paid cash dividends on its Common Stock (although certain of the companies acquired by the Company in poolings-of-interests transactions had paid dividends prior to such acquisitions) and does not anticipate the payment of cash dividends in the foreseeable future. The Company currently anticipates that any future earnings will be retained to finance the Company's operations.

RECENT SALES OF UNREGISTERED SECURITIES

     On October 23, 1997, the Company issued an aggregate of 984,189 shares of its Common Stock in connection with its acquisition of National Imaging Affiliates, Inc. ("NIA"). The shares were issued to 100 persons and entities who were, immediately prior to such acquisition, stockholders of NIA and were issued pursuant to the exemptions provided in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Company believes that such exemptions are available because (a) the transaction did not involve a public offering, (b) no more than 35 of the former NIA stockholders were not "accredited investors", as such term is defined in Regulation D, and (c) the Company otherwise complied with the requirements of Rule 506. All such shares were registered for resale pursuant to a Registration Statement on Form S-3 declared effective by the SEC on December 5, 1997.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company has not changed independent accountants within the 24 months prior to December 31, 1997.

--------------------------------------------------------------------------------
PROXY

                                PRELIMINARY COPY
                            HEALTHSOUTH CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS

     The undersigned hereby appoints RICHARD M. SCRUSHY and MICHAEL D. MARTIN or ____________________________________, and each of them, with several powers of substitution, proxies to vote the shares of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation which the undersigned could vote if personally present at the Annual Meeting of Stockholders of HEALTHSOUTH Corporation to be held at One HealthSouth Parkway, Birmingham, Alabama 35243, on Thursday, May 21, 1998, at 2:00 p.m., C.D.T., and any adjournment thereof:

     1. ELECTION OF DIRECTORS

  [ ] FOR all nominees listed below [ ] WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for all nominees listed below

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
                                  A LINE THROUGH THE NOMINEE'S NAME IN THE LIST

                                  BELOW.


         Richard M. Scrushy       C. Sage Givens     Anthony J. Tanner
         Phillip C. Watkins       Larry R. House     George H. Strong
         Charles W. Newhall III   James P. Bennett   John S. Chamberlin
         P. Daryl Brown           Joel C. Gordon     Michael D. Martin

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2.ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED  CERTIFICATE
    OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY TO 600,000,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

     3. APPROVAL OF THE 1998 RESTRICTED STOCK PLAN OF THE COMPANY
     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

  4. APPROVAL OF A STOCKHOLDER PROPOSAL URGING THE BOARD OF DIRECTORS TO ESTABLISH CERTAIN ADDITIONAL REQUIREMENTS FOR SERVICE ON THE COMPENSATION COMMITTEE

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

  5.IN THEIR  DISCRETION,  TO ACT UPON ANY MATTERS  INCIDENTAL  TO THE FOREGOING
    AND SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 ABOVE. Any stockholder who wishes to withhold the discretionary authority referred to in Item 5 above should mark a line through the entire Item.

DATED ______________________, 1998

                                     ------------------------------------------
                                     Signature(s)




                                     ------------------------------------------
                                     (Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign.)

        PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED
                       ENVELOPE. NO POSTAGE IS REQUIRED.
--------------------------------------------------------------------------------